UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STANDARD MICROSYSTEMS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

STANDARD MICROSYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 28, 2010
_______________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Standard Microsystems Corporation (“SMSC” or the “Company”) will be held at 10 a.m. (EDT) on July 28, 2010, at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, 39th Floor, New York, NY 10006, for the following purposes:

1.         To elect directors;

2.         To approve the 2010 Employee Stock Purchase Plan;

3.         To approve a program for selected employees of the Company other than executive officers to exchange their stock appreciation rights for restricted stock units;

4.         To approve a program for executive officers and directors of the Company to exchange their stock appreciation rights for restricted stock units;

5.         To amend the Standard Microsystems Corporation 2009 Long Term Incentive Plan to increase the number of authorized shares by up to 3,000,000 shares solely for use in connection with the programs to exchange stock appreciation rights for restricted stock units being submitted for stockholder approval at this Annual Meeting;

6.         To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2011; and

7.         To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

In accordance with the bylaws of SMSC, the Board of Directors has fixed the close of business on June 1, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

/s/ Walter Siegel
Walter Siegel
Senior Vice President, General Counsel & Secretary
June 14, 2010

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND MAILING IT TO THE COMPANY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF INTERNET VOTING IS AVAILABLE TO YOU, VOTING INSTRUCTIONS ARE PRINTED ON THE PROXY CARD SENT TO YOU. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

STANDARD MICROSYSTEMS CORPORATION
80 Arkay Drive
Hauppauge, New York 11788

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 28, 2010

PROXY STATEMENT

This proxy statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of Standard Microsystems Corporation, a Delaware corporation (“SMSC” or the “Company”), for use at its Annual Meeting of Stockholders to be held at 10:00 a.m. (EDT) on July 28, 2010 at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, 39th Floor, New York NY 10006 and at any adjournment thereof. The approximate date on which this statement and the accompanying proxy are first being mailed to stockholders is June 14, 2010.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Every stockholder of SMSC is entitled to cast, in person or by proxy, one vote for each share of SMSC common stock held at the close of business on June 1, 2010, the record date for the Annual Meeting. At that date, SMSC had 22,569,142 shares of common stock outstanding. The presence, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

Executing and returning your proxy will not affect your right to attend the Annual Meeting and vote in person. If you do attend, you may vote by ballot at the Annual Meeting, thereby effectively canceling any proxies previously given. In addition, a stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Corporate Secretary of the Company an instrument revoking it, or by filing with the Company a duly executed proxy bearing a later date.

The election of directors of the Company (“Directors”) is decided by a plurality of the votes duly cast at the Annual Meeting. Withheld votes and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors. Under the NASDAQ rules, a majority of the votes duly cast at the Annual Meeting is required to approve each other matter to be acted on at the meeting. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of any such matter under the NASDAQ rules. Under Delaware law, for each other matter to be acted on at the meeting, an affirmative vote of a majority of shares, present in person or by proxy at a meeting and entitled to vote on the matter is required. Therefore, whereas broker non-votes will not affect the vote, abstentions will count as a vote against the matter for purposes of Delaware law. The proxies named in the enclosed form of proxy or their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified on the form of proxy, the shares will be voted in accordance with the specification so made.

No business other than as set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting, but should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. Stockholders who execute the enclosed proxy may still attend the Annual Meeting and vote in person.

The cost of preparing, assembling and mailing the proxy statement and related material will be borne by SMSC. In addition to soliciting proxies by mail, SMSC may make requests for proxies by telephone, facsimile transmission or messenger or by personal solicitation by officers, Directors or employees of SMSC, at nominal cost to SMSC, or by any one or more of the foregoing means. SMSC has also engaged Georgeson Inc. as its proxy solicitor for an estimated fee of $18,000 and $2,000 in expenses.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting who will also determine whether a quorum is present.

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is mailing to its record and beneficial stockholders a Notice of Internet Availability of Proxy Materials at least 40 calendar days prior to the Annual Meeting, which contains instructions on how to access the Company’s proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of SMSC’s proxy materials by mail, unless through the process described in the paragraph below. If you wish to receive a printed copy of the Company’s proxy materials for the Annual Meeting, please follow the instructions for requesting those materials set forth in the notice of Internet Availability of Proxy Materials.

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder proposals intended for inclusion in the proxy statement for the next Annual Meeting must be received by SMSC by February 11, 2011. All stockholder proposals should be sent to the Senior Vice President, General Counsel and Secretary, SMSC, 80 Arkay Drive, Hauppauge, New York 11788. SMSC retains discretion to vote proxies it receives for any stockholder proposal submitted for consideration at next year’s Annual Meeting not received by April 29, 2011 (or, under SMSC’s by-laws, April 30, 2011, for nominations for Directors). In addition, for proposals or nominations received by the applicable date in the immediately preceding sentence, SMSC retains discretion to vote proxies it receives provided that (1) SMSC includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently has nine members. A majority of our Board (seven Directors) satisfies the current independence requirements of NASDAQ and the SEC.

Our bylaws provide that our Board consist of no fewer than three persons. The exact number of directors is determined from time to time by resolution of a majority of our full Board.

Our Board is divided into three classes, with each Director serving a three-year term and one class being elected at each year’s Annual Meeting of stockholders. Messrs. Craig and Frisch serve as Directors with a term expiring on the date of the 2010 Annual Meeting. Messrs. Bilodeau, Dicks and McCluski serve as Directors with a term expiring on the date of the 2011 Annual Meeting. Messrs. Caggia and Donahue, Dr. Kin and Ms. King serve as Directors with a term expiring on the date of the 2012 Annual Meeting. Our certificate of incorporation requires that such classes be as nearly equal in number of Directors as possible. Dr. Kin will stand for re-election at the 2010 Annual Meeting in order to make the classes of Directors equal in size.

Subject to the foregoing, at the Annual Meeting, three Directors are to be elected to serve three-year terms ending at the Annual Meeting of Stockholders to be held in 2013, or until their respective successors are elected and qualified. The Board has nominated for re-election Timothy C. Craig, Ivan T. Frisch and Dr. Kenneth Kin as Directors. Each of the three nominees has consented to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board, each of such nominees is and will be able to serve if so elected. In the event that any of these nominees should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board in the place of a nominee unable to serve. The Board has determined that Messrs. Craig and Frisch and Dr. Kin are independent Directors within the meaning of applicable regulations of NASDAQ and the federal securities laws.

The Board recommends that stockholders vote
“FOR” the Company’s nominees for Director

Set forth below is a brief biography of each nominee for election as a Director and of all other members of the Board who will continue in office that contain information regarding the individual’s service as a director, business experience for the past five years, directorships held during the past five years, information concerning certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and the Board to determine that the individual should serve as a director for the Company in fiscal year 2011.

Nominees for Election as Directors
Term Expiring 2013

Timothy P. Craig (58). Mr. Craig has been a Director since 2003. He formerly was President of the Consumer Printer Division of Lexmark International, Inc., from which he retired in 2003. He is currently President of Corevalus Systems, a small privately held company providing computer related music services to religious institutions. We believe Mr. Craig’s qualifications to sit on our Board include his knowledge of the Company’s business, familiarity with current compensation issues, technical expertise and global management experience.

Ivan T. Frisch (72). Mr. Frisch has been a Director since 1992. He previously served as Executive Vice President and Provost of Polytechnic University of New York, from which he retired in 2003. We believe Mr. Frisch’s qualifications to sit on our Board include his knowledge of the Company’s business, technical expertise, and executive and management experience.

Dr. Kenneth Kin (63). Dr. Kin has been a Director since January 2009 and he had served as Senior Vice President, Taiwan Semiconductor Manufacturing, Inc. from 2003 until his retirement in December 2008. He is currently Associate Dean and Professor, College of Technology Management, National Tsing Jua University, Taiwan. We believe Dr. Kin’s qualifications to sit on our Board include his knowledge of and relationships within the semiconductor and personal computing industries, experience building long term customer relationships, global management experience and knowledge of the global supply chain, and expertise in Asia.

Incumbent Directors
Term Expiring 2011

Steven J. Bilodeau (51). Mr. Bilodeau has been a Director of the Company since 1999 and currently serves as Chairman of the Board of SMSC. He was Chairman, President and Chief Executive Officer of SMSC from February 2000 through October 2008 and was its acting Chief Financial Officer from May 2008 until October 2008. Mr. Bilodeau is also a director of Conexant, Inc., Gennum Corporation, Cohu, Inc. and Nu Horizons Electronics Corp. We believe Mr. Bilodeau’s qualifications to sit on our Board include his knowledge of the Company’s business and the semiconductor industry, and executive and management experience. His prior service as CEO of the company has provided him with intimate knowledge of SMSC’s operations, strengths, weaknesses and goals, and SMSC’s competitive environment.

Peter F. Dicks (67). Mr. Dicks has been a Director since 1992 and also served as a Director from 1976 to 1991. His primary occupation is serving as a corporate director; directorships include, among others: Gartmore Fledgling Trust PLC., Sportingbet Plc., Polar Capital Technology Trust PLC., and Graphite Enterprise Trust PLC. We believe Mr. Dicks’ qualifications to sit on our Board include his knowledge of the Company’s business and experience as a director of many other entities.

Stephen C. McCluski (57). Mr. McCluski has been a Director since 2008. Mr. McCluski served as Senior Vice President and Chief Financial Officer at Bausch & Lomb Inc. until his retirement in 2007. He joined the ImmunoGen Board on April 27, 2007 and was named non-executive chairman of the board in November 2009 and served on the Board of Indevus Pharmaceuticals from June 9, 2003 until the company’s sale on February 23, 2009. We believe Mr. McCluski’s qualifications to sit on our Board include his global management experience and knowledge of financial and accounting matters and mergers and acquisitions.

Incumbent Directors
Term Expiring 2012

Andrew M. Caggia (61). Mr. Caggia has been a Director since 2001. Mr. Caggia retired from SMSC after serving as Senior Vice President and Chief Financial Officer of SMSC from February 2000 until October 12, 2005 except for a short period in June 2005. We believe Mr. Caggia’s qualifications to sit on our Board include his knowledge of the Company’s business and the semiconductor industry, executive and management experience, and knowledge of financial and accounting matters.

James A. Donahue (61). Mr. Donahue has been a Director since 2003 and for the past five years has served as Director, President and Chief Executive Officer of Cohu, Inc., a manufacturer of test handling equipment used in the semiconductor industry. He was appointed Chairman of the Board of Directors of Cohu on March 12, 2010. We believe Mr. Donahue’s qualifications to sit on our Board include his knowledge of the Company’s business and the semiconductor industry, executive and management experience, and knowledge of financial and accounting matters.

Christine King (61). Ms. King has been a Director since October 20, 2008 and has been Chief Executive Officer and President of SMSC since October 20, 2008. Prior to that Ms. King served as Chief Executive Officer and President of AMI Semiconductor, Inc. from September 2001 until March 2008. Ms. King currently is a director of Idaho Power Company and Atheros Communications. She previously served as a director of AMI Semiconductor, Inc. from 2003 until its acquisition by ON Semiconductor Corporation in March 2008, as a director of ON Semiconductor Corporation from March 2008 until she left that position after joining SMSC in October 2008, and as a director of Analog Devices, Inc. from 2003 to 2008. We believe Ms. King’s qualifications to sit on our board include her knowledge of the semiconductor industry, global and executive management experience, and experience in building long term customer relationships. Ms. King’s prior and current experience as CEO of publicly traded semiconductor companies also enhance her qualifications for the Board.

CORPORATE GOVERNANCE

Board of Directors and Committee Meetings

Our Board held eight (8) meetings in fiscal year 2010. It is the Company’s policy that Directors are expected to attend all or substantially all Board meetings and meetings of the Board committees on which they serve. Each Director attended at least 75% of the total number of Board meetings and meetings of Board committees on which such Director served in fiscal year 2010.

The Board does not have a formal policy on Directors’ attendance at Annual Stockholder Meetings, but it has been common practice for all Directors to attend the Annual Meeting, and all current Directors who were Directors at the time, except for Dr. Kin, attended the most recent Annual Meeting in July of 2009.

The Board has established the position of Lead Independent Director, and has determined that the Chairman of the Corporate Governance Committee, currently Mr. Frisch, will fulfill that role. The Lead Independent Director is responsible, among other things, for: coordinating the activities of the other independent Directors; presiding at non-management meetings of the independent Directors; informing the management Directors of the results of deliberations among non-management Directors; acting as Chairman in the event the Chairman is unavailable; and acting as representative of the non-management Directors for communications with interested parties.

Our standing Board committees consist of an audit committee (the “Audit Committee”) a compensation committee (the “Compensation Committee”) and a corporate governance committee (the “Governance Committee”).

Audit Committee: The Audit Committee currently consists of Mr. Donahue (Chairman), Mr. McCluski and Mr. Caggia. Each member of our Audit Committee satisfies the independence requirements of NASDAQ and the SEC.

The primary function of the Audit Committee is to assist the Board in its oversight responsibilities on matters relating to SMSC’s financial reporting, systems of internal controls, and audit. The Audit Committee provides advice, guidance and direction to management and to SMSC’s independent registered public accounting firm, using information shared through a free and open line of communication among the Audit Committee, management and the independent registered public accounting firm and, as appropriate, initiates inquiries into various aspects of SMSC’s financial affairs. The Audit Committee meets each quarter with management and the independent registered public accounting firm to review SMSC’s financial results before such results are publicly released, and more frequently on other matters if appropriate. The Audit Committee is also responsible for hiring, and determining fee arrangements with SMSC’s independent registered public accounting firm, monitoring the integrity of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditor, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. Our Audit Committee held seven (7) meetings in fiscal year 2010.

Management is responsible for preparing SMSC’s financial statements and internal control over financial reporting, and the independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) with respect to both the financial statements and internal controls over financial reporting. Although each member of the Audit Committee is financially literate, as the Board interprets that qualification, none is currently practicing as a professional accountant or auditor. Their responsibilities do not include planning or conducting audits to determine that SMSC’s financial statements are complete and accurate and are presented in accordance with generally accepted accounting principles. The Audit Committee’s role also does not include a professional evaluation of the quality of the audits performed by the independent registered public accounting firm or that those audits were performed using generally accepted auditing standards. The Board has determined that each of Messrs. Donahue, McCluski and Caggia qualifies as an “audit committee financial expert”.

Compensation Committee: Our Compensation Committee consists of Messrs. Craig (Chairman), Dicks and Frisch. Each member of the Compensation Committee satisfies the independence requirements of NASDAQ and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee held seven (7) meetings in fiscal year 2010.

The primary duties of the Compensation Committee are approving the compensation of SMSC’s executive officers, including the Chief Executive Officer. The Compensation Committee also administers SMSC’s employee stock option, restricted stock and stock appreciation rights plans, and certain other benefit programs and is responsible for advising the Board on the compensation of the Company’s Directors. The Compensation Committee also plays a role in SMSC’s risk oversight with respect to our compensation practices – see “Board’s Role in Risk Oversight” below. The Compensation Committee meets or communicates regularly, both with and without management.

The Compensation Committee also reviews and discusses with management the Compensation Discussion and Analysis prepared for inclusion in our annual report on Form 10-K and proxy statement and, based on such review, determines whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the annual report and the proxy statement. Furthermore, the Compensation Committee prepares the Compensation Committee Report furnished with our proxy statement. The Compensation Committee Report for fiscal year 2010 is included in this proxy statement under “Compensation Committee Report” below. The Compensation Discussion and Analysis describes the Compensation Committee’s procedures for determining executive compensation, including the role of compensation consultants and management.

Governance Committee and Diversity: Our Governance Committee consists of Messrs. Frisch (Chairman), Craig, Kin, and McCluski. Each member of the Governance Committee satisfies the independence requirements of NASDAQ. Our Governance Committee held five (5) meetings in fiscal year 2010.

Among other responsibilities, the Governance Committee considers candidates for Director nominees proposed by Directors, the Chief Executive Officer and stockholders. The Governance Committee has and may retain recruiting professionals to identify and evaluate candidates for Director nominees. The Governance Committee seeks to identify those individuals most qualified to serve as Board members and will evaluate each candidate against many criteria including strength of character, judgment, business experience, specific areas of expertise, and diversity, taking care to maintain a majority of independent Directors. Potential candidates are screened and interviewed by the Governance Committee, and the Governance Committee is responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate. Although the Board does not have a policy regarding diversity, the governance Committee considers diversity in its broadest sense, including persons diverse in geography, gender, ethnicity, business experience, and professional expertise. The Board shall determine the final approval of any candidate. It is the Governance Committee’s policy, as part of its charter, to review any candidate recommended by the stockholders of the Company in light of the Governance Committee’s criteria for selection of new Directors. Any stockholder that would like to communicate directly with the Board or wishing to make a Director nomination should write to any named Director, c/o the Vice President, General Counsel and Secretary of SMSC at 80 Arkay Drive, Hauppauge, New York 11788. All such communications will be forwarded directly to the addressed Director.

Board Committee Charters

The charters for our Audit Committee, Compensation Committee and Governance Committee are available free of charge in the Corporate Governance section of the Investor Relations portion of our website at www.smsc.com or upon written request to the Secretary of the Company, 80 Arkay Drive, Hauppauge, New York 11788.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com.

Code of Ethics and Business Practices

The Board has adopted a Code of Business Conduct and Ethics applicable to the Directors, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Controller and all other officers and employees of the Company and is available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com.

Board Leadership Structure & Executive Sessions of Non-Management Directors

The Board currently separates the roles of Chairman of the Board and Chief Executive Officer, and also maintains a Lead Independent Director. The Board believes that this structure is appropriate at this time, as it separates responsibilities and authority among a number of individuals, including management, outside directors, and independent directors. The independent directors meet separately after almost every Board meeting. Mr. Frisch, as the Lead Independent Director, presides over these sessions. The only non-employee Director who is not independent is Mr. Bilodeau, the current Chairman and former CEO of the Company.

Board’s Role in Risk Oversight

The Board has established a process in which it has (i) identified what it believes are the most significant risks facing the Company, (ii) determined whether the Board as a whole or a particular Committee should review that risk with management, (iii) established a schedule for reviewing such risks, and (iv) identified how those risks are being addressed or monitored by the company. These risks include operational, financial and legal risks, as well as a review of strategy, disaster planning, and other business performance issues. In addition, the Audit Committee, pursuant to its Charter, annually reviews the integrity of the company’s financial reporting processes and controls, and periodically reviews and discusses the risk management process with management and the Company’s independent registered public accountants. The Compensation Committee has also initiated a process in which at least annually it reviews with management the relationship between the Company’s compensation programs and risk taking by employees, including a focus on retention, employee incentives and their relationship with stockholder value, comparisons with peers, and balance between short and long term goals. Based on its review, the Compensation Committee has concluded that the Company’s compensation practices are not reasonably likely to have a material adverse effect on the Company. This conclusion is based, among other items, on the fact that incentive payments under the Company’s management incentive and sales incentive plans have a maximum payout, that the Company’s equity based instruments granted to employees have minimum vesting periods of several years and that the Company historically has generated sufficient cash to satisfy any claims of cash settled stock appreciation rights, and expects to be able to generate sufficient cash in the future. Notwithstanding the foregoing, there are inherent limitations to any risk management process or assessment including the possibility of human error, miscalculation of trends, risk factors and resources, and the circumvention or overriding of controls and procedures. Accordingly, even effective risk management processes can only provide reasonable assurance of achieving their objectives.

PROPOSAL 2

TO APPROVE THE 2010 EMPLOYEE STOCK PURCHASE PLAN

The Standard Microsystems Corporation 2010 Employee Stock Purchase Plan (the “Plan”) was adopted by our Compensation Committee and Board of Directors on April 28, 2010 and will be deemed to have taken effect as of such date if and when the Plan is approved by our stockholders. The purpose of the Plan is to encourage stock ownership by our eligible employees and any eligible employees of our subsidiaries designated by our Board, thereby increasing eligible employees’ personal interest in our continued success and progress. The Plan is also intended to facilitate and encourage regular investment in our Common Stock and to motivate eligible employees to contribute to our success. The Plan is designed to achieve these objectives by permitting eligible employees to make purchases of our Common Stock through payroll deductions at a discounted price.

The Plan is an employee stock purchase plan, which is intended to comply with the provisions of Section 423 of the Code.

Description of the Plan

The following description is intended to summarize certain key provisions of the Plan and is not intended to be complete and is qualified in its entirety by the specific language of the Plan, a copy of which is attached as Exhibit A to this proxy statement. Defined terms that are otherwise not defined herein shall have the meanings set forth in the Plan. In the event of any discrepancy between the description herein and the terms of the Plan, the terms of the Plan will govern.

Plan Administration

The Plan is administered by the compensation committee of our Board, or our Board or such other persons as the Board or the compensation committee may appoint from time to time (the “Committee”).

Eligible Employees

Unless the Committee determines otherwise, all of our employees are eligible to participate in the Plan except those (i) who have been employed with us for less than six consecutive months; (ii) whose customary employment with us is twenty hours or less per week; and (iii) whose customary employment with us is for not more than five months in any calendar year.

Share Limits

1,100,000 shares of our Common Stock have been authorized for issuance under the Plan. In the event of any change in the number of shares of our Common Stock outstanding effected without receipt of consideration by us, the maximum aggregate number of shares of our Common Stock that may be purchased under the Plan and under any outstanding participant option will be proportionately adjusted.

Participation in the Plan

An eligible employee may elect to participate in the Plan for any Contribution Period (as defined below) commencing after the date on which such employee first becomes eligible to participate in the Plan by submitting a subscription agreement prior to the beginning of such Contribution Period (in a form and manner prescribed by the Committee) authorizing payroll deductions of any whole percentage (up to a maximum of 100%) of such employee’s eligible compensation for each payroll period during such Contribution Period, up to a maximum of Twenty Five Thousand Dollars ($25,000.00) per calendar year.

A Contribution Period under the Plan is a six-month period commencing on or about October 1 and April 1 of each plan year or such other period as the Committee may determine. Eligible compensation for purposes of the Plan means all regular compensation including salary, wages, overtime, shift differentials and commissions, but excludes (i) bonus payments, (ii) relocation, expense, tuition or other reimbursements and (iii) income realized as a result of the employee’s participation in any stock option, stock purchase or similar plan.

An employee’s election will apply to all future payroll periods unless subsequently modified. Participating employees may decrease or terminate payroll deductions by submitting an updated subscription agreement. Any requested change in an employee’s payroll deduction rate will be effective as of the first payroll period commencing at least five business days after we receive such employee’s new subscription agreement (unless we elect to process a particular request more quickly). The Plan only allows one decrease of the payroll deduction rate during each Contribution Period. No interest will be paid on amounts deducted from an employee’s payroll pursuant to the Plan.

Purchases

Amounts deducted from an employee’s payroll under the Plan are used, on the last day of the applicable Contribution Period, to purchase the maximum number of whole shares of our Common Stock which the participant may purchase under the Plan for that Contribution Period. The purchase price paid by a participant for a share of our Common Stock purchased under the Plan is 85% of the fair market value on either the first day or last day of the Contribution Period, whichever is less. For these purposes, “fair market value” on a specified day means the closing price of a share of our Common Stock as reported on the NASDAQ (or, if the price is not reported, the average of the closing bid and ask prices reported by the National Association of Securities Dealers (“NASD”) Automated Quotation System or another member of the NASD chosen by the Committee) on such day, or, if the applicable exchange or inter-dealer quotation system is closed on such day, then on the immediately preceding date on which our Common Stock was traded or a bid and ask price was reported, as applicable. If no such price information is reported as described in the previous sentence, the “fair market value” shall be determined by the Committee in good faith to reflect the fair market value of a share of our Common Stock. As of April 30, 2010, the fair market value of a share of our Common Stock was $25.68.

Shares of our Common Stock purchased by participants pursuant to the Plan will be either (i) purchased by us on the open market or (ii) authorized but unissued shares.

Limitations on Shares Purchased Under the Plan

Participants in the Plan may not purchase more than 1,500 shares of our Common Stock during any Contribution Period or more than $25,000 worth of our Common Stock (based on the fair market value of the stock on the first day of the Contribution Period) in any one calendar year. In addition, a participant’s payroll deductions may not exceed $21,250 in any one calendar year.

Withdrawal from the Plan

A participant may terminate his or her participation in any Contribution Period by submitting a notice of withdrawal in a form and manner prescribed by the Committee. Upon a participant’s withdrawal, his or her option for the Contribution Period from which he or she withdrew will be terminated and no further payroll deductions will be made for such participant during the remainder of that Contribution Period. As soon as reasonably practicable after a participant’s withdrawal, such participant will receive a distribution of the payroll deductions accumulated in his or her account under the Plan. Shares held in the participant’s account as of the date of such withdrawal must remain in the account until the participant directs the Plan custodian to sell the shares and pays the applicable brokerage fee. A participant’s withdrawal from any Contribution Period will not affect such participant’s ability to elect to participate in any subsequent Contribution Period, which he or she may do by submitting a new subscription agreement prior to the beginning of such subsequent Contribution Period.

Rights of Participants

With respect to shares of our Common Stock purchased on the last day of a Contribution Period on a participant’s behalf, such participant shall have all of the rights and privileges of one of our stockholders with respect to such shares, except that shares held in the participant’s account under the Plan must remain in the account until the participant directs the Plan custodian to sell the shares and pays the applicable brokerage fee. Upon payment of the brokerage fee, the participant will be entitled to direct the Plan custodian at any time to sell all or any portion of the shares held in the participant’s account. The sale of securities purchased under the Plan is subject to all of our applicable policies (including, without limitation, our insider trading policies) then in effect.

Prior to the purchase of shares as described above, the participant does not have any rights as one of our stockholders with respect to shares underlying the participant’s outstanding option, and the participant is a general unsecured creditor of ours to the extent of any amounts deducted under the Plan from the participant’s compensation. Payroll deductions credited to a participant’s account and a participant’s rights under the Plan are not transferable (except transfers permitted under the Plan upon such participant’s death), and we may deem any attempt to make such a transfer to be an election to withdraw from the Plan.

Effect of Termination of Employment

Upon a participant’s termination of employment (for any reason), such participant will be deemed to have elected to withdraw from the Plan (as described above) and will no longer be eligible to participate in the Plan for any Contribution Period commencing after the date of the termination of employment. Shares of our Common Stock held in the participant’s account under the Plan at the time of such participant’s termination must remain in the account until the participant directs the Plan custodian to sell the shares and pays the applicable brokerage fee.

Participant Accounts and Reports

Shares of our Common Stock purchased by each participant under the Plan are credited to a separate account established for the participant (in his or her own name) and maintained by the Plan custodian. Each participant will receive a statement at least annually reflecting purchases for his or her account under the Plan for the period covered by such statement.

Termination and Amendment of the Plan

The Plan will terminate on the earliest to occur of (i) the date on which no shares of our Common Stock remain reserved for issuance under the Plan; (ii) the tenth anniversary of the date the Plan took effect; and (iii) the termination of the Plan by the Committee. In the event that the Plan is terminated by the Committee, amounts deducted from a participant’s compensation pursuant to the Plan and not yet applied to purchase shares of our Common Stock will be paid to such participant. Shares of our Common Stock held in a participant’s account as of the date of termination of the Plan must remain in such account until the participant directs the Plan custodian to sell the shares and pays the applicable brokerage fee.

The Committee may amend the Plan at any time; provided that no amendment will be effective unless approved by our stockholders if such approval is required to comply with applicable law, regulation or stock exchange rule, and no amendment shall make any change to any outstanding option that adversely affects the rights of any participant except as provided in the Plan.

U.S. Federal Income Tax Consequences

The Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. Generally, no federal income tax consequences will arise at the time an employee purchases our Common Stock under the Plan. If an employee disposes of Common Stock purchased under the Plan less than one year after the Common Stock is purchased or within two years of the offering date, the employee will be deemed to have received compensation taxable as ordinary income for the taxable year in which the disposition occurs in the amount of the difference between the fair market value of the Common Stock at the time of purchase and the amount paid by the employee for the Common Stock. The amount of such ordinary income recognized by the employee will be added to the employee’s basis in the Common Stock for purposes of determining capital gain or loss upon the disposition of the Common Stock by the employee.

If an employee does not dispose of the Common Stock purchased under Plan until at least one year after the Common Stock is purchased and at least two years after the offering date, the employee will be deemed to have received compensation taxable as ordinary income for the taxable year in which the disposition occurs in an amount equal to the lesser of (a) the excess of the fair market value of the Common Stock on the date of disposition over the purchase price paid by the employee, or (b) the excess of the fair market value of the Common Stock on the offering date over the purchase price paid by the employee. The amount of such ordinary income recognized by the employee will be added to the employee’s basis in the Common Stock for purposes of determining capital gain or loss upon the disposition of the Common Stock by the employee. If an employee dies before disposing of the Common Stock purchased under the Plan, he or she will be deemed to have received compensation taxable as ordinary income in the taxable year closing with the employee’s death in an amount equal to the lesser of clauses (a) or (b) as set forth in the first sentence of this paragraph. The employee will not realize any capital gain or loss at death.

We generally will not be entitled to a deduction with respect to the Common Stock purchased by an employee under the Plan, unless the employee disposes of the Common Stock less than one year after the Common Stock is transferred to the employee or less than two years after the offering date.

New Benefits under the Plan.

The amount of awards to be made in the future to the participants cannot be determined at this time.

The Board of Directors recommends that stockholders vote “FOR” this proposal.

PROPOSAL 3

TO APPROVE A PROGRAM FOR SELECTED EMPLOYEES OF THE COMPANY OTHER THAN EXECUTIVE OFFICERS TO EXCHANGE THEIR STOCK APPRECIATION RIGHTS FOR RESTRICTED STOCK UNITS

On April 28, 2010 the Compensation Committee and Board of Directors of the Company approved a program, subject to stockholder approval, for virtually all employees of the Company other than executive officers to exchange voluntarily their stock appreciation rights (“SARs”), which may only be settled in cash, for restricted stock units (”RSUs”) that are settled only in common stock of the Company (a “SAR Exchange”). The Committee and the Board also approved, subject to stockholder approval, a separate program for executive officers and Directors of the Company to participate in a SAR Exchange, which is being proposed to the stockholders separately pursuant to Proposal 4 of this Proxy Statement.

Overview

The primary motivation for approving the SAR Exchange is to reduce the number of outstanding SARs and thereby reduce unpredictable and potentially large accounting charges, both positive and negative, to the Company’s earnings under United States Generally Accepted Accounting Principles (“GAAP”). If implemented the SAR Exchange would permit almost all of our employees, including employees of our majority-owned subsidiaries in the United States, Japan, Germany, the United Kingdom and Taiwan, to surrender certain outstanding SARs for RSUs on a grant by grant basis. Employees may exchange all, none, or some of their SAR grants, but employees will not have the option to exchange only certain SARs within a particular grant. If all eligible SARs under Proposal 3 were exchanged for RSUs, we estimate, based on the assumptions described herein, that an additional approximately 1.5 million shares of common stock would be made available for issuance, and approximately 3.3 million SARs would be cancelled. The SAR Exchange will include SARs that are significantly “underwater” (i.e., those SARs with an exercise price that is significantly greater than our current trading price), as well as SARs that are significantly “in the money” (i.e. those SARs with an exercise price that is significantly lower than our current trading price) for cancellation in exchange for a lesser number of RSUs to be granted under the Standard Microsystems Corporation 2009 Long Term Incentive Plan (“2009 LTIP”). At an assumed common stock price of $27.50, approximately 1.7 million SARs subject to Proposal 3 are in the money and approximately 1.6 million SARs are underwater. Each RSU issued in the SAR Exchange will represent an unfunded right to receive one share of our common stock on one or more specified future dates in accordance with the applicable vesting schedule.

We believe this SAR Exchange, as designed, is in the best interests of our stockholders and our employees. If approved by stockholders, we believe the SAR Exchange would enable us to:
—	Reduce the variability to GAAP earnings caused by the accounting for outstanding SARs;
—	Further motivate and engage our eligible employees to continue to build stockholder value;
—	Reduce the total combined number of our outstanding stock options, restricted stock, RSUs and SARs, since a substantially smaller number of RSUs will be granted for the surrendered SARs; and
—	Reduce demand for the Company’s cash as all outstanding SARs issued by the Company are cash settled only and all RSUs issued pursuant to the SAR Exchange will be stock settled.

In designing our SAR Exchange, we have taken into account our stockholders’ interests by focusing on the following exchange principles:

—
Executive officers and members of our Board will be excluded from participating in this proposal for a SAR Exchange (a SAR Exchange for executive officers and directors is contained in Proposal 4 of this proxy statement). All other employees in the United States, Japan, Germany, the United Kingdom and Taiwan holding eligible grants of SARs will be eligible to participate.

—
The exchange ratios will be determined so that the new RSUs on an aggregate basis will have a fair value equal to approximately 100% of the fair value of the surrendered SARs. This is intended to make the SAR Exchange neutral to stockholders and to reduce the dilutive effect of the SAR Exchanges as compared to a 1 for 1 SAR for RSU exchange.

—
Employees will be required to exchange all SARs in a particular grant they received if they desire to exchange any SARs within that grant. This will prevent employees from, for example, exchanging only unvested SARs and keeping their vested SARs for an “in the money” grant.

—
To maximize the potential number of SARs being exchanged, the SAR Exchange allows employees to exchange some or all of their SAR grants, subject to the foregoing requirement that the SAR Exchange be on a grant by grant basis.

—	None of the new RSUs will be vested on the date of grant. The new RSUs will be scheduled to vest at least 6 months later than the SARs for which they are exchanged would have otherwise vested.
—	The SARs surrendered in the exchange will be cancelled and will not be available for future issuance under our equity incentive plans.

Our ability to effect the SAR Exchange is also contingent upon stockholder approval of Proposal 5 of this proxy statement at the Annual Meeting, which would amend the 2009 LTIP to increase the number of shares of our common stock issuable under the plan by 3 million shares solely for the purpose of issuing RSUs as part of the SAR Exchange in this Proposal and Proposal 4. However, we estimate, based on the assumptions described herein, that if all employees covered by Proposal 3 exchanged all of their SARs, the Company would issue only approximately 1.5 million RSUs in exchange. As explained in more detail in Proposal 5 of this Proxy Statement, each RSU issued under the 2009 LTIP counts as 1.5 shares under the 2009 LTIP, so the Company needs to increase the capacity of the 2009 LTIP by 1.5 times the actual number of RSUs it may issue. If our stockholders approve Proposal 5 of this proxy statement and this proposal, and our Board and Compensation Committee determine to implement the SAR Exchange, our current expectation is that the SAR Exchange would commence in October 2010, but no later than 12 months from the date of the Annual Meeting.

Stockholder approval of this proposal requires the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting. A “majority of votes cast” means that the number of votes “FOR” the approval of the SAR Exchange must exceed the number of votes “AGAINST” the approval of the SAR Exchange.

Reasons for the SAR Exchange

The Company began to issue SARs in 2004 to employees, and then later to Directors, as a result of limited capacity in stockholder approved stock option and restricted stock plans. The Company has adopted two SAR plans for employees since 2004 and two Director SAR plans. All awards issued under the SAR plans maintained by the Company are settled in cash only.

Since March 2006 the Company has been recognizing the expense of all share based payments to employees in its financial statements. The accounting for cash settled SARs differs from accounting for stock options, restricted stock and restricted stock units in that the expenses for cash settled SARs as reflected on the Company’s income statement vary with the price of the Company’s stock over time, whereas expenses for stock options, restricted stock and RSUs are determined on the date of grant and do not increase or decrease based on the price of the Company’s common stock over time.

Changes in stock price can materially affect the periodic compensation expense associated with SARs, which is remeasured quarterly, as the Company marks its SARs to “fair value” each quarter depending on the price of the Company’s common stock. These changes can be either positive or negative. For example, in the second quarter of fiscal year 2010, the Company recognized approximately $7.4 million of expense related to its SARs as the price of the Company’s stock increased from $18.44 to $23.28 during that quarter. Conversely, in the third quarter of fiscal year 2010 the Company actually had a credit to its income statement of approximately $4.4 million from SARs, as the Company’s stock declined from $23.28 to $19.52 during this period.

In contrast to cash settled SARs, the compensation expense for stock settled RSUs is fixed on the date of grant and recognized over the life of the RSU granted. Compensation expense for RSUs previously granted is not remeasured each quarter and does not fluctuate in relation to the Company’s stock price after grant. The Company believes that the unpredictable fluctuations in GAAP compensation expenses for cash settled SARs makes it harder for the Company to explain and for investors to understand the Company’s underlying financial performance, and can cause disparities between the Company’s reported GAAP and non-GAAP earnings. The Company ceased issuing stock appreciation rights to employees and Directors in late calendar year 2009 in recognition of these issues. By offering the SAR Exchange, the Company hopes to reduce significantly the number of outstanding SARs and thereby minimize the impact of SARs on the Company’s quarterly earnings.

We also believe the SAR Exchange will have some collateral benefits for the Company and its stockholders. The SAR Exchange will further align the interest of our employees to those of our stockholders, as the SAR Exchange will exchange SARs for RSUs with a minimum vesting of six (6) months, thereby serving as an incentive for continued employment with the Company. In addition, the RSUs will be settled in shares, thereby providing employees with an equity stake in the Company.

We also believe that the SAR Exchange will reduce the total combined number of stock options, SARs, restricted stock and RSUs, as there will be a smaller number of RSUs exchanged for SARs. Because a lesser number of RSUs will be issued in exchange for eligible SARs, the total number of outstanding equity based awards will be reduced. The Company estimates, based on a share price of $27.50 that each SAR exchanged would receive between 0.35 and 0.56 RSUs, depending on the exercise price for the applicable SAR. Stated in the alternative, depending on the exercise price for the applicable SAR, an employee would need to exchange between 1.8 and 2.85 SARs to receive one new RSU. Based on the assumptions described herein, if all eligible SARs under this proposal are exchanged for RSUs, approximately 3.3 million SARs would be surrendered and cancelled, while only approximately 1.5 million new RSUs would be granted, resulting in a net reduction in the number of equity based instruments by approximately 1.8 million. Although the issuance of RSUs is dilutive to shareholders, the Company believes the benefits of the SAR Exchange outweigh significantly any potential dilutive effects.

Finally, SARs represent a potential claim on the cash balances of the Company. By reducing the number of SARs the Company will free up cash resources for other uses by the Company, such as acquisitions or strategic investments. Reducing the number of SARs also reduces the possibility that the Company will lack sufficient funds to satisfy SAR exercises.

We will calculate the exchange ratios in a manner intended to result in the new RSUs having a fair value, for accounting purposes, that on the aggregate will be approximately 100% of the fair value of the eligible SARs that are exchanged, which we believe will have no significant adverse affect on our reported earnings and is intended to be neutral to stockholders. On a going forward basis, we estimate that the exchange could result in incremental GAAP compensation expense of between $350,000 to $500,000 over the life of the RSUs received under the SAR Exchange based on current projections and current prices for the Company’s common stock. The Company believes that this incremental cost is more than balanced by the potential benefits of reducing the volatility and unpredictability of SAR compensation expenses.

As earlier outlined, employees may exchange all, some or none of their SARs, but employees will be required to exchange all SARs received in a particular grant if they desire to exchange any SARs in that grant. The Company believes that these rules will maximize the number of SARs being exchanged but will reduce an employee’s ability to take unfair advantage of the SAR Exchange by, for example, exchanging only unvested SARs and keeping all vested SARs. Employees do have the ability under the SAR Exchange to exchange only underwater SARs, and keep all in the money SARs.

The table below reflects information as of April 30, 2010 regarding the outstanding SARs that would be eligible under Proposal 3 for the SAR Exchange.

Range of Exercise Prices		Number Outstanding As of 04/30/10	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
$13.960 - $17.099		1,088,836	$16.912	8.87
$17.100 - $22.499		527,225	$18.198	5.65
$22.500 - $29.999		730,515	$29.107	7.78
$30.000 - $38.600		937,210	$31.589	6.52

$13.960 - $38.600	TOTAL	3,283,786	$24.020	7.44

In sum, as of April 30, 2010, the total number of shares underlying SARs that would be eligible for the SAR Exchange was approximately 3.3 million, with a weighted average exercise price of $24.02 and a weighted average remaining life of 7.44 years.

If our stockholders do not approve this program for the SAR Exchange or if our stockholders do not approve Proposal 5 of this proxy statement to increase the number of shares available for issuance under the 2009 LTIP, eligible SARs will remain outstanding in accordance with their existing terms.

Alternatives Considered

The Company considered several other alternatives to reduce the number of outstanding SARs, including a 1 for 1 exchange program of SARs for stock options and an exchange program for cash. We rejected a 1 for 1 SAR for option exchange program as such a program would be significantly more dilutive to shareholders than a SAR for RSU exchange program. Since applicable securities laws and regulations prohibit imposing vesting restrictions on cash received in a SAR for cash exchange program, the Company rejected this alternative as it provides no additional incentives for employees to remain with the Company or increase the value of the Company’s common stock.

DETAILS OF THE SAR EXCHANGE

Implementing the SAR Exchange

We have not commenced the SAR Exchange and will not do so unless our stockholders approve this proposal and Proposal 5 to increase the number of shares of common stock reserved for issuance under the 2009 LTIP. Our Board authorized the SAR Exchange on April 28, 2010, subject to such stockholder approval.

If stockholders approve this proposal and Proposal 5 and the Board or Compensation Committee determine to implement the SAR Exchange, we expect to implement the SAR Exchange in October 2010 but no later than 12 months after the date of the Annual Meeting. At such time, eligible employees will be offered the opportunity to participate voluntarily in the SAR Exchange pursuant to a written offer that will be distributed to them. Eligible employees will be given at least 20 business days in which to accept the offer of the new RSUs in exchange for the surrender of all or a portion of their eligible SARs. The surrendered SARs will be cancelled on the first business day following the designated election period. The new RSUs will be granted under the 2009 LTIP on the date of cancellation of the surrendered SARs. Any additional shares authorized under Proposal 5 for the 2009 LTIP will be used only for the SAR Exchange. Proposal 5 is self regulating so the number of additional shares to be added to the 2009 LTIP is limited to the exact number of shares needed for the SAR Exchange of this Proposal, and Proposal 4 if approved.

Prior to commencement of the SAR Exchange, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Eligible SARs

All SARs held by eligible employees may be exchanged pursuant to the SAR Exchange. Each eligible SAR was granted with an exercise price equal to the fair value of the underlying shares of Company common stock on the grant date. By their terms, each of the eligible SARs may be settled in cash only. Based on the assumptions described under “Details of the SAR Exchange — Exchange Ratios” below, of the outstanding SARs held by eligible employees under Proposal 3 as of April 30, 2010 the maximum number of SARs which could be surrendered for exchange is approximately 3.3 million, and the maximum number of shares of common stock which would be subject to RSUs granted under the proposed SAR Exchange would be approximately 1.5 million.

Eligible Employees

If implemented, the SAR Exchange will be open to all of our active employees in the United States, Japan, Germany, the United Kingdom and Taiwan, other than executive officers who are subject to Proposal 4 in this Proxy Statement, who hold SARs. Based on the assumptions described below, as of April 30, 2010 we estimate that approximately 98% of our employees holding SARs would be eligible to participate in the SAR Exchange. The SAR Exchange will not be available to any former employees. An active employee who tenders his or her SARs for exchange must also remain actively employed through the date the new RSU grant is made following the completion of the SAR Exchange in order to receive the new RSUs. Active employment does not include any period of leaves of absence or notice periods that may be provided for under local law. If a SAR holder is no longer an active employee with us or one of our majority-owned subsidiaries for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the SAR Exchange is commenced, that SAR holder cannot participate in the SAR Exchange. If a SAR holder is no longer an active employee with us or one of our majority-owned subsidiaries for any reason on the date that the new RSU grant is made following the completion of the offer, even if he or she had elected to participate and had tendered his or her SARs for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the SAR Exchange. He or she will retain his or her outstanding SARs in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of employment in accordance with their terms and to the extent that they are vested. A vote by an employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the SAR Exchange.

Exchange Ratios

The exchange ratios set forth below for the SAR Exchange (that is, how many SARs an employee must surrender in order to receive one RSU) will be determined using the Black-Scholes option pricing model with a computation of expected volatility based on historical volatility on our common stock. Volatility is calculated on the same basis as we use for calculating stock expense under FAS 123(R), now codified as ASC Topic 718. We chose to use this model to enable us to implement the SAR Exchange in a manner that will result in the granting of new RSUs that on an aggregate basis have approximately 100% of the fair value of the SARs that are surrendered, and to avoid the stockholder dilution that occurs when all SARs are exchanged on a one for one RSU basis. Each eligible SAR will be assigned an exchange ratio based on the grant price. New RSU grants calculated according to the exchange ratios will be rounded up to the nearest whole share on a grant-by-grant basis.

The exchange ratios set forth below are for illustrative purposes only. They were established based on (i) an illustrative stock price of $27.50, (ii) the assumption that the expected volatility used for the valuations was between 46.57 % and 54.05% (depending upon the expected remaining life of the individual SAR grant), and (iii) on the principle that the new RSUs granted on an aggregate basis will have approximately 100% of the fair value of the SARs that are surrendered in the SAR Exchange. The actual exchange ratios will be determined at the time the SAR Exchange commences based on our then-current stock price and volatility.

The illustrative exchange ratios for new RSUs granted in exchange for surrendered SARs are set forth in the table below:

Grant Price Range of SARs	Exchange Ratio (How Many SARs Must be Exchanged to Receive One New RSU)
$13.96-17.09	1.80
$17.10-22.49	2.05
$22.50-29.99	2.40
$30.00-38.60	2.85

Election to Participate

Participation in the SAR Exchange will be voluntary. Under the SAR Exchange, eligible employees may make an election to surrender all, some or none of their eligible SARs in exchange for new RSUs in accordance with the actual exchange ratios, which will be determined at the time the SAR Exchange commences. However, as discussed earlier, eligible employees must exchange all SARs received in a particular grant if they want to exchange any SAR in that grant. The written exchange offer documents will be provided if and when the SAR Exchange commences; eligible employees may elect to participate only after that time. Eligible employees will have an election period of at least 20 business days from the commencement of the SAR Exchange in which to determine whether they wish to participate.

Vesting of New RSUs

New RSUs granted in the SAR Exchange will not be vested on their date of grant regardless of whether the surrendered SAR was fully vested. Instead, the new RSUs will have an additional minimum vesting of six (6) months from the date of exchange if the exchanged SARs were already vested; unvested SARs will be exchanged for RSUs that will vest on a date that is six (6) months from the vesting dates for the SARs that were exchanged. For illustrative purposes, the examples below provide the general vesting schedule with respect to the new RSUs assuming issuance on October 1, 2010:

Grant Date of SARs Exchanged	Original Vesting Schedule of SARs as of Date of Exchange	Date of Exchange	Vesting Schedule of RSUs
September 1, 2005	Fully Vested	October 1, 2010	Vest in full on April 1, 2011

May 1, 2008	40% vested remainder vest equally on:	October 1, 2010	40% vest on April 1, 2011 remainder vest equally on:
	May 1, 2011		November 1, 2011
	May 1, 2012		November 1, 2012
	May 1, 2013		November 1, 2013

April 1, 2009	25% vested remainder vest equally on:	October 1, 2010	25% vest on April 1, 2011 remainder vest equally on:
	April 1, 2011		October 1, 2011
	April 1, 2012		October 1, 2012
	April 1, 2013		October 1, 2013

If employment is terminated by the Company or the eligible employee for any reason or no reason, all unvested RSUs shall be immediately forfeited, subject to the Compensation Committee’s right to amend the terms of any grant as specified in the 2009 LTIP. Any shares subject to forfeited RSUs will be returned to the share capacity of the 2009 LTIP.

Term and Conditions of New RSUs

The terms and conditions of the new RSUs will be governed by the terms and conditions of the 2009 LTIP and the relevant RSU agreement entered into thereunder. Each RSU issued to a participant in the SAR Exchange represents a right to receive one share of our common stock on the vesting date. A participant is not required to pay any monetary consideration to receive shares of our common stock upon settlement of RSUs.

Summary of U.S. Federal Income Tax Consequences and Other Tax Consequences

We believe that the SAR Exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating employees should recognize no income for U.S. federal income tax purposes upon the surrender of the eligible SARs and the issuance of the new RSUs. When the RSUs vest according to the vesting schedules described above, and shares of our common stock are issued to the employees, the shares issued will be subject to U.S. income and employment taxes and applicable income and employment taxes will be withheld. The tax consequences of the SAR Exchange in foreign jurisdictions will depend on applicable foreign tax rules and regulations but will be fully disclosed to participants subject to the tax laws of foreign jurisdictions as part of the offer to exchange SARs.

The foregoing is merely a summary of the anticipated material U.S. federal income tax consequences of participation in the SAR Exchange and of holding RSUs. A more detailed summary of the applicable tax considerations to participants, including those participating in non-U.S. jurisdictions, will be provided in the tender offer documents ultimately filed with the SEC. The Internal Revenue Service is not precluded from adopting a contrary position and the law and regulations themselves are subject to change. The tax consequences of the SAR Exchange and the receipt of RSUs for participating non-U.S. employees may differ significantly from the U.S. federal income tax consequences described above. All holders of Eligible SARs are urged to consult their own tax advisors regarding the tax treatment of participating in the SAR Exchange under all applicable laws prior to participating in the SAR Exchange.

Accounting Impact

It is our intent that the SAR Exchange will not result in the Company incurring significant additional compensation expenses. Based on this objective, the aggregate fair value of the RSUs granted to employees in exchange for surrendered SARs, measured as of the date such RSUs are granted will be equal to approximately 100% of the fair value of the surrendered SARs (other than compensation expense that might result from fluctuations in stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the surrendered SARs and incremental compensation expense, if any, associated with the new RSUs under the SAR Exchange will be recognized over the service period of the new RSUs. If any portion of the new RSUs granted is forfeited due to termination of employment, the compensation cost for the forfeited portion of the award generally will not be recognized. Based on the assumptions described under “Details of the SAR Exchange — Exchange Ratios” above, and assuming that our stock price does not materially fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, then, as a result of the SAR Exchange, we would expect to recognize an incremental non-cash accounting charge of between $350,000 to $500,000 over the vesting period of the new RSUs. The accounting impact of the SAR Exchange will vary with the price of the Company’s common stock; the charges tend to increase as the price of the Company’s common stock decreases. However, even if our stock price fluctuates between the date the SAR Exchange commences and the date the exchange actually occurs, we would not expect to recognize any material non-cash accounting charges as a result of the SAR Exchange.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the SAR Exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the SAR Exchange to comply with potential SEC comments. The Committee will retain the discretion to make any necessary or desirable changes to the terms of the SAR Exchange and may determine not to implement the SAR Exchange even if stockholder approval of the SAR Exchange and the amendments to the 2009 LTIP are obtained. In addition, the Committee and the Board reserves the right to amend, postpone, or cancel the SAR Exchange once it has commenced.

Modification to SAR Exchange in Certain Non-U.S. Jurisdictions

We intend to make the program available to our employees, including employees of our majority-owned subsidiaries, who are located in Germany, Taiwan, the United Kingdom and Japan. It is possible that we will make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

Benefits of the SAR Exchange to Eligible Employees

Eligible employees who elect to participate in the SAR Exchange will benefit by receiving RSUs which have inherent value to them provided they remain with the Company through the relevant vesting period. The Company has tried to limit employees’ ability to take unfair advantage of the SAR Exchange by requiring that if an employee wants to exchange any SARs in a particular grant they must exchange all SARs from that grant.

Employees will not be allowed to exchange only unvested SARs in a grant and keep their vested SARs from that same grant. Employees may choose to exchange only underwater SARs and keep in the money SARs. Because the decision whether to participate in the SAR Exchange is completely voluntary, we are not able to predict who will participate, how many SARs any particular group of employees will elect to exchange, or the number of new RSUs that we may grant. As noted above, however, our executive officers and members of our Board are not eligible to participate in this SAR Exchange, although they are subject to the separate SAR Exchange in Proposal 4. The SAR Exchange also will not be available to any former employees of us or our subsidiaries.

Effect on Stockholders

The SAR Exchange is designed to reduce unpredictable GAAP compensation expenses caused by SARs, to provide renewed incentives and further motivate the eligible employees to continue to create stockholder value, to reduce the total combined number of SARs, stock options, restricted stock and RSUs, and to reduce claims on the Company’s cash. The SAR Exchange is intended to be neutral to stockholders as the fair value of the RSUs being granted on an aggregate basis is intended to equal the fair value of the SARs being exchanged. The SAR Exchange will be dilutive to stockholders as cash settled SARs will be exchanged for stock settled RSUs, but the Company believes the detriments of any potential dilution are outweighed by the benefits of the SAR Exchange. We are unable to predict the precise impact of the SAR Exchange on our stockholders because we cannot predict which or how many employees will elect to participate in the SAR Exchange, and which or how many eligible SARs such employees will elect to exchange. Please see the “Reasons for the SAR Exchange” section above for the approximate reduction in the number of SARs outstanding assuming that 100% of eligible SARs are exchanged and new RSUs are issued in accordance with the exchange ratios set forth above.

Text of Amendments to Existing Equity Plans

In order to implement the SAR Exchange we are also seeking stockholder approval to amend the 2009 LTIP as set forth in more detail in Proposal 5.

The Board recommends that the stockholders vote
“FOR” a program for selected employees of the Company other than executive officers to exchange their stock appreciation rights for restricted stock units.

PROPOSAL 4

TO APPROVE A PROGRAM FOR EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY TO EXCHANGE THEIR STOCK APPRECIATION RIGHTS FOR RESTRICTED STOCK UNITS

As previously outlined in Proposal 3 of this proxy statement, the accounting associated with the Company’s SARs causes unpredictable and significant fluctuations in the Company’s GAAP earnings. In Proposal 3 of this proxy statement the Company seeks stockholder approval of a SAR Exchange for almost all of the Company’s employees excluding executive officers and Directors of the Company. As of April 30, 2010, the employees covered by Proposal 3 hold approximately 3.3 million SARs and the executive officers and Directors of the Company hold an additional approximately 1.2 million SARs. At an assumed common stock price of $27.50, approximately 750,000 of the SARs held by executive officers and Directors are underwater while approximately 450,000 are in the money.

A SAR Exchange that includes the officers and Directors will be more effective in reducing the number of outstanding SARs, and the associated swings in the Company’s GAAP earnings, since a sizeable portion of the issued and outstanding SARs are held by these individuals. Based on the assumptions described herein, if all eligible SARs covered by Proposal 4 are exchanged, approximately 1.2 million SARs shares would be surrendered and cancelled, while approximately 500,000 new RSUs would be issued. If all eligible SARs covered by Proposals 3 and 4 are exchanged, approximately 4.5 million SARs shares would be surrendered and cancelled, while approximately 2 million new RSUs would be issued, resulting in a net reduction in the number of equity based instrument by approximately 2.5 million. The Company would like to include executive officers and Directors in the SAR Exchange, but has divided the program into two separate proposals so that if the stockholders object to including executive officers and Directors, they may still approve a program for almost all other employees. The Compensation Committee and the Board of Directors approved this Proposal at their meetings on April 28, 2010.

Except as discussed below, the terms and conditions of the exchange for the executive officers and Directors, including the exchange ratio and vesting, is identical with those offered in Proposal 3 for the other employees of the Company, and the discussion of the exchange program in Proposal 3 is hereby incorporated by reference. Unlike the employees covered by Proposal 3, all equity of executive officers, other than the CEO, Christine King, that would vest within one year of termination vests if they are terminated without cause or required to relocate as set forth in the Company’s Executive Severance Plan. Ms. King has similar rights in her employment agreement with the Company. In the event of such termination following a change of control, all unvested equity would vest for Ms. King and all other executive officers. Thus any RSUs received by the executive officers pursuant to the SAR Exchange, depending on the reason for termination, might not be forfeited immediately upon termination of their employment.

Certain directors received SARs under the 2005 Director Stock Appreciation Rights Plan (the “2005 SAR Plan”). The SARs issued under this plan pay out on a fixed date at the end of the fifth fiscal year following the date of grant, and are not exercisable at the option of the Director. Because the Company is concerned that adding an additional six months vesting to SARs issued under the 2005 SAR Plan could trigger adverse tax consequences under Section 409A of the Internal Revenue Code, the Company will not be adding an additional 6 months vesting only to SARs covered under this Plan. Only 30,500 SARs are held by Directors under the 2005 Plan. SARs issued to the Directors under the 2006 Director Stock Appreciation Rights Plan (the “2006 Directors Plan”) will be subject to the six month vesting rule. There are approximately 336,000 SARs issued and outstanding under the 2006 Directors Plan.

All current executive officers and Directors would be eligible to participate in this SAR Exchange if this Proposal is approved by the stockholders of the Company, and, assuming approval of Proposal 3 by the stockholders, the tender offer submitted by the Company to effectuate the SAR Exchange will be offered to executive officers and Directors of the Company on the same terms and conditions as all other eligible employees of the Company. The Company would conduct a SAR Exchange for executive officers and Directors only if for some reason Proposal 4 is approved by the stockholders but Proposal 3 is voted down. As with Proposal 3, the SAR Exchange for executive officers and Directors is intended to offer RSUs that, on an aggregate basis, are approximately equal to the fair market value of the SARs being exchanged, and to be value neutral to our stockholders. We estimate that if approved this SAR Exchange for executive officers and directors could result in additional accounting costs of between $150,000 and $200,000 to the Company over the vesting period of the new RSUs. The benefits to the Company of this SAR Exchange for executive officers and Directors are also as outlined in Proposal 3, except that the retention benefits of the additional 6 month minimum vesting for RSUs received in the SAR Exchange is not applicable only to RSUs the Directors receive in exchange for SARs issued under the 2005 SAR Plan, and this SAR Exchange, unlike the SAR Exchange in Proposal 3, does include executive officers and Directors. The SAR Exchange for executive officers and Directors, like the SAR Exchange outlined in Proposal 3, would be voluntary. We are unable to predict the precise impact of this SAR Exchange on our stockholders because we cannot predict which or how many executive officers and Directors will elect to participate in the SAR Exchange, and which or how many eligible SARs they will elect to exchange.

The table below reflects information as of April 30, 2010 regarding the outstanding SARs that were granted that would be eligible for the SAR Exchange under Proposal 4:

Range of Exercise Prices		Number Outstanding As of 04/30/10	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
$13.960 - $17.099		138,000	$15.060	8.76
$17.100 - $22.499		290,500	$18.451	7.33
$22.500 - $29.999		234,500	$27.962	7.29
$30.000 - $38.600		553,000	$33.393	6.73

$13.960 - $38.600	TOTAL	1,216,000	$26.695	7.21

In sum, as of April 30, 2010, the total number of shares underlying SARs that would be eligible for the SAR Exchange under Proposal 4 was approximately 1.2 million, with a weighted average exercise price of $26.70 and a weighted average remaining life of 7.21 years. Based on the assumptions described under “Details of the SAR Exchange — Exchange Ratios” in Proposal 3, if all eligible SARs are exchanged, approximately 1.2 million SARs shares would be surrendered and cancelled, while approximately 500,000 new RSUs would be granted in exchange for eligible SARs, resulting in a net reduction in the number of equity based instruments by approximately 700,000.

If our stockholders do not approve this program for the SAR Exchange or if our stockholders do not approve Proposal 5 of this proxy statement to increase the number of shares available for issuance under the 2009 LTIP, eligible SARs will remain outstanding in accordance with their existing terms.

The terms of the SAR Exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the SAR Exchange to comply with potential SEC comments. The Committee will retain the discretion to make any necessary or desirable changes to the terms of the SAR Exchange and may determine not to implement the SAR Exchange even if stockholder approval of the SAR Exchange and amendments to the 2009 LTIP are obtained. In addition, the Committee and the Board reserves the right to amend, postpone, or cancel the SAR Exchange once it has commenced.

The Board recommends that the stockholders vote “FOR” a program for executive officers and Directors of the Company to exchange their stock appreciation rights for restricted stock units.

PROPOSAL 5

TO AMEND THE STANDARD MICROSYSTEMS CORPORATION 2009 LONG TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES BY UP TO 3 MILLION SHARES SOLELY FOR USE IN CONNECTION WITH THE PROGRAMS TO EXCHANGE STOCK APPRECIATION RIGHTS FOR RESTRICTED STOCK UNITS BEING SUBMITTED FOR STOCKHOLDER APPROVAL AT THIS ANNUAL MEETING

The Company has estimated that if the exchange programs in Proposals 3 and 4 are approved by the stockholders of the Company it may need up to 3 million additional shares under the 2009 LTIP. If all of the eligible SARs in Proposals 3 and 4 were exchanged, the Company would need approximately 2 million RSUs based on the current estimated exchange rates using the assumptions in Proposals 3 and 4. The 2 million RSUs translates into a need for 3 million additional shares under the 2009 LTIP, as RSUs are counted as 1.5 shares under the 2009 LTIP. Therefore the Company is requesting the that the stockholders authorize increasing the number of shares in the 2009 LTIP by 3 million, to be used solely in connection with a SAR for RSU exchange approved by the stockholders at this Annual Meeting. The Company will use only that portion of the 3 million share authorization necessary to be exchanged, pursuant to the exchange ratio contained in the SAR Exchanges, for SARs submitted for exchange by any eligible participants. For example, if only 1 million RSUs were needed for the SAR Exchanges, the capacity of the 2009 LTIP would be increased by only 1.5 million shares, not 3 million. RSUs issued under the SAR Exchange but forfeited will be returned to the capacity of the 2009 LTIP and be available for future issuance. At their April 28, 2010 meeting, the Board of Directors of the Company authorized increasing the number of shares in the 2009 LTIP by 3 million, to be used solely in connection with a SAR for RSU exchange approved by the stockholders at this Annual Meeting. No shares will be added to the capacity of the 2009 LTIP pursuant to this proposal for any other purpose. If the stockholders approve Proposal 5, Section 4(a) of the 2009 LTIP will be amended to read as follows (changes are shown in italic and bold):

(a) Subject to adjustment as provided in Section 4(e), the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan is (i) 1,000,000, plus (ii) any shares that have been authorized but not issued pursuant to prior plans of the Company as of June 30, 2009 up to a maximum of an additional 500,000 Shares, plus (iii) any shares subject to any outstanding options or restricted stock grants under any plan of the Company that were outstanding as of June 30, 2009 and that subsequently expire unexercised, or are otherwise forfeited, up to a maximum of an additional 3,844,576 Shares, plus (iv) up to a maximum of 3,000,000 Shares to be used solely in connection with the issuance of Restricted Stock Units in exchange for outstanding cash settled stock appreciation rights tendered by employees or Directors of the company pursuant to the voluntary exchange programs submitted for stockholder approval at the Company’s 2010 Annual Meeting of Stockholders. The maximum number of ISOs that may be granted under the Plan is 1,500,000. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(e), no Participant may receive Awards under this Plan in any calendar year that relate to more than 1,000,000 Shares.

Except for the above amendment to Section 4(a) of the 2009 LTIP, all prior terms and conditions of the 2009 LTIP shall remain in full force and effect if Proposal 5 is approved by the stockholders of the Company. The 2009 LTIP is attached as Appendix A to the Company’s 2009 Proxy Statement. The Company believes that the vesting schedules for RSUs to be issued as part of the SAR Exchange are permissible under Section 7(a) of the 2009 LTIP, as the RSUs are being issued in satisfaction of Company obligations to employees that would otherwise be paid in cash. A summary of the material terms and conditions of the 2009 LTIP is contained below.

Summary of the 2009 LTIP

The following summary description of the 2009 LTIP is qualified in its entirety by reference to the full text of the 2009 LTIP. The parenthetical section references that follow refer to sections of the 2009 LTIP that relate to the summary description provided.

Purpose. The 2009 LTIP has been established by the Company (a) to reward employees, directors and consultants by means of appropriate incentives for achieving long-range Company goals, (b) to provide incentive compensation opportunities that are competitive with those of other similar companies, (c) to further match employees' financial interests with those of the Company's other shareholders through compensation that is based on the Company's common stock and thereby enhance the long-term financial interest of the Company and its

Affiliates, including through the growth in the value of the Company's equity and enhancement of long-term shareholder return, and (d) to facilitate recruitment and retention of outstanding personnel eligible to participate in the plan. The Plan is intended to comply with Section 409A of the Code, and when approved at last year’s annual meeting, replaced the then existing employee stock option and restricted stock plans of the Company. (Section 1).

Administration. The 2009 LTIP is administered by the Compensation Committee of the Board, (the “Committee”). Subject to the terms of the 2009 LTIP, the Committee may make awards under the 2009 LTIP; determine when and to whom awards will be granted, the types of awards and the number of shares of common stock covered by the awards; establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards and cancel or suspend awards. The Committee may delegate its authority under the 2009 LTIP subject to certain limitations. (Section 3(a) and (i)).

Settlement of Awards. The Committee has authority under the 2009 LTIP to determine whether, to what extent and under what circumstances awards under the 2009 LTIP may be settled, paid or exercised in cash, Shares or other awards under the 2009 LTIP or other property, or canceled, forfeited or suspended. (Section 3(d)).

Interpretation and Operation. The Committee has the authority to interpret the 2009 LTIP and any award or agreement made under the 2009 LTIP, to establish, amend, waive and rescind any rules and regulations relating to the administration of the 2009 LTIP, to determine the terms and provisions of any agreements entered under the 2009 LTIP (not inconsistent with the 2009 LTIP), and to make all other determinations necessary or advisable for the administration of the 2009 LTIP. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2009 LTIP or in any award agreement under the 2009 LTIP in the manner and to the extent it will deem desirable. The determinations of the Committee in the administration of the 2009 LTIP will be final, binding and conclusive. (Section 3(e) and (g)).

Deferral of Awards. The Committee determines whether, to what extent, and under what circumstances cash, Shares, other securities, other awards under the 2009 LTIP, other property, and other amounts payable with respect to an award under the 2009 LTIP shall be deferred either automatically, or at the election of the holder thereof, or of the Committee. (Section 3(f)).

Section 162(m). Subject to the terms of the 2009 LTIP, the Committee has the authority and discretion to determine the extent to which awards under the 2009 LTIP will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. (Section 3(b)).

Shares Available. If proposal 5 is approved, subject to adjustment as provided in Section 4(e), the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan is (i) 1,000,000, plus (ii) any shares that have been authorized but not issued pursuant to prior plans of the Company as of June 30, 2009 up to a maximum of an additional 500,000 Shares, plus (iii) any shares subject to any outstanding options or restricted stock grants under any plan of the Company that were outstanding as of June 30, 2009 and that subsequently expire unexercised, or are otherwise forfeited, up to a maximum of an additional 3,844,576 Shares, plus (iv) up to a maximum of 3,000,000 Shares to be used solely in connection with the issuance of Restricted Stock Units in exchange for outstanding cash settled stock appreciation rights tendered by employees or Directors of the company pursuant to the voluntary exchange programs submitted for stockholder approval at the Company’s 2010 Annual Meeting of Stockholders. The maximum number of ISOs that may be granted under the Plan is 1,500,000. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(e), no Participant may receive Awards under this Plan in any calendar year that relate to more than 1,000,000 Shares. (Section 4(a)).

The 2009 LTIP contains a mechanism that counts stock options and stock appreciation rights differently than all other Awards under the 2009 LTIP in calculating the number of shares utilized. Any Share subject to an Option or stock appreciation right counts as one share against the 2009 LTIP limit; all shares subject to all other Awards count as 1.5 shares. (Section 4(b)).

Shares to be issued under the 2009 LTIP may be made available from authorized but unissued common stock, common stock held by the Company in its treasury, or common stock purchased by the Company on the open market or otherwise. During the term of the 2009 LTIP, the Company will at all times reserve and keep available the number of shares of common stock that shall be sufficient to satisfy the requirements of the 2009 LTIP. (Section 4(c)).

If any shares covered by an award (other than a Substitute Award as defined below), or to which such an award relates, terminate, lapse or are forfeited or cancelled, or such an award is otherwise settled without the delivery of the full number of shares underlying the award, then the shares covered by such award, or to which such award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become available for issuance under the 2009 LTIP; provided, however, that shares (i) delivered in payment of the exercise price of an Option, (ii) not issued upon the net settlement or net exercise of stock appreciation rights, or (iii) delivered to or withheld by the Company to pay withholding taxes related to an Option or stock appreciation right, shall not become available again for issuance under this Plan. Shares underlying Substitute Awards shall not reduce the number of shares available for delivery under the 2009 LTIP. A “Substitute Award” under the 2009 LTIP is any award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by the Company or with which the Company combines (Sections 2 and 4(d) and (e)).

Adjustments. In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event affects the shares then the Committee shall make such provision as it shall consider appropriate for (i) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards under the 2009 LTIP, including without limitation the limit set forth in the 2009 LTIP relating to grants of Options and stock appreciation rights to any individual, (ii) the number and type of shares (or other securities or property) subject to outstanding awards under the 2009 LTIP, and (iii) the grant, purchase, or exercise price with respect to any award under the 2009 LTIP or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; provided, however, that the number of shares subject to any award under the 2009 LTIP will always be a whole number. (Section 4(f)).

Eligibility. All Employees, Directors and Consultants of the Company or an affiliate of the Company are eligible to participate in the 2009 LTIP. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are eligible to receive Substitute Awards under the 2009 LTIP. (Section 5).

Grant of Awards. The Committee may grant the following four types of awards under the 2009 LTIP: (i) Options, (ii) Restricted Stock Awards or Restricted Stock Units, (iii) Other Stock-Based Awards and (iv) Performance Awards (each an “Award”). (Sections 6, 7, 8 and 9).

Options. An Option is an option to purchase one share of common stock of the Company. The Committee may grant either an Incentive Stock Option or a Non-Qualified Stock Option. An Incentive Stock Option is an Option that meets the requirements of Section 422 of the Code, or any successor provision thereto. A Non-Qualified Stock Option is an Option that is not an Incentive Stock Option. The Committee may grant Options with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the 2009 LTIP, and subject to Section 12(b) of the 2009 LTIP as the Committee may determine:

(a) The purchase price per Share under an Option shall be determined by the Committee provided, however, that, except in the case of Substitute Awards, such purchase price shall not be less than the fair market value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee and the effect thereon, if any, of the termination of employment by the holder of such Option will be determined by the Committee and set forth in the applicable agreement under the 2009 LTIP. Notwithstanding, the term of an Option shall not exceed ten (10) years.

(c) Any Option may be exercised at any time during the period commencing with either the date that Option is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the Option. A 2009 LTIP participant may exercise his Option for all or part of the number of shares which he is eligible to exercise under terms of the Option. The Committee shall determine the method or methods by which, and the form or forms in which, including, without limitation, cash, shares, other Awards, or other property, or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price, payment of the exercise price with respect thereto may be made or deemed to have been made.

(d) The terms of any Incentive Stock Option granted under the 2009 LTIP will comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. (Sections 2 and 6).

Restricted Stock. An Award of Restricted Stock consists of shares and an Award of Restricted Stock Units consists of contractual rights denominated in shares, each of which represents a right to receive the value of a share (or a percentage of such value, which percentage may be higher than 100%). Restricted Stock and Restricted Stock Units are subject to Section 12(b) of the 2009 LTIP and restrictions and such other terms and conditions as the Committee may determine, which restrictions and such other terms and conditions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. If the vesting conditions applicable to an Award of Restricted Stock or Restricted Stock Units relate exclusively to the passage of time and continued employment or provision of services, or refraining therefrom, the last vesting date of all or a portion of such Award shall occur no less than 36 months following the date of such Award, except that the foregoing restriction will not apply to such Awards if they are made in satisfaction of Company obligations to employees that would otherwise be paid in cash, are issued in connection with the exercise of a Stock Option or other award under the 2009 LTIP or are Substitute Awards. (Section 7 (a)).

Other Stock-Based Awards. The Committee, subject to Section 12(b) of the 2009 LTIP, may from time to time grant to eligible participants of the 2009 LTIP such other Awards (including, without limitation, stock appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the 2009 LTIP. Subject to the terms of the 2009 LTIP, the Committee will determine the terms and conditions of such Awards. Notwithstanding, the term of a stock appreciation right will not exceed ten (10) years, and except in the case of Substitute Awards, the exercise price for a stock appreciation right shall not be less than the Fair Market Value of a Share on the date of grant of such stock appreciation right. Shares or other securities delivered pursuant to a purchase right granted as Other Stock-Based Awards shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of substitute Awards, not be less than the fair market value of such shares or other securities as of the date such purchase right is granted. (Section 8).

Performance Awards. A Performance Award (also known as a Performance Unit) is an Award under the 2009 LTIP that the Committee intends to qualify as “qualified performance-based” compensation under Section 162(m). Performance Awards shall become earned and payable if pre-established targets relating to one or more of the following performance measures are achieved during a performance period or periods, as determined by the Committee: (i) Cash Value Added, (ii) Total Shareholder Return, (iii) Return on Equity, (iv) Revenue, (v) Return on Net Assets, (vi) Earnings Per Share, (vii) EBITDA, (viii) Return on Invested Capital, (ix) Parent Operating Cash Flow, (x) Consolidated Free Cash Flow, (xi) Cash Return on Investment (CRI), (xii) Operating Income, (xiii) Operating Margin and (xiv) Gross Margin. These financial measures may be GAAP or non-GAAP measures as determined by the Committee and may be absolute, relative or growth measures. Such targets may relate to the Company as a whole, or to one or more units thereof, and may be measured over such periods, as the Committee will determine. The maximum value of any Performance Award which may be earned under the 2009 LTIP in any calendar year is $10,000,000. (Section 9).

Termination of Employment. Except as otherwise determined by the Committee or provided by the Committee in an applicable agreement under the 2009 LTIP, and subject to the terms of the 2009 LTIP, in case of termination of employment:

(a) for reason of death or Disability (as defined), any unvested Award then held by such employee shall be immediately accelerated and become fully vested, exercisable and payable and any such Award that is an Option will automatically expire on the earlier of (i) the date the Option would have expired had the employee continued in such employment and (ii) one year after the date such employee's service ceases;

(b) for reason of Retirement (as defined), (i) any unvested Award (other than Options) then held by such employee may be immediately accelerated and become fully vested, exercisable and payable and (ii) any Option then held by such employee will automatically expire on the earlier of (A) the date the Option would have expired had the employee continued in such employment and (B) one year after the date such Participant’s service ceases, except that any Incentive Stock Option will automatically expire on the earlier of the date set forth in clause (A) above and three months after the date that such employee's service ceases; and

(c) by the Company for cause (as determined by the Committee in its sole discretion), (i) any Award then held by such employee whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment and (ii) any Option then held by such employee to the extent exercisable will automatically expire on the earlier of (A) the date the Option would have expired had the employee continued in such service and (B) and three months after the date that such employee's service ceases.

(d) for any reason other than death, Disability, Retirement, or cause (as determined by the Committee in its sole discretion):

(i) any Award (other than Performance Awards) then held by such employee whose restrictions have not lapsed, which is not exercisable or which is not payable will automatically be forfeited in full and canceled by the Company upon such termination of employment,

(ii) any Option then held by such employee to the extent exercisable will automatically expire on the earlier of (A) the date the Option would have expired had the employee continued in such service and (B) ninety (90) days after the date that such employee's service ceases, except that any Incentive Stock Option will automatically expire on the earlier of the date set forth in clause (A) above and three months after the date that such employee's service ceases, and

(iii) any Performance Award then held by such employee which is not then payable will be paid in accordance with its terms at the time the Performance Award would have been payable if the termination of employment had not occurred, and the payment will be prorated based on the number of days in the performance period that occurred prior to the termination of employment.

(iv) if an Employee becomes a Consultant or Director without a break in service to the Company then his Awards shall not terminate subject to Section 409A of the Code. (Section 10).

Duration of the 2009 LTIP. The plan will terminate on July 8, 2019, unless re-adopted or extended by the shareholders prior to or on such date, and no Award will be granted under the 2009 LTIP after such date. However, unless otherwise expressly provided in the 2009 LTIP or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to administer the 2009 LTIP and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the 2009 LTIP, will extend beyond such date. (Section 11).

Amendment, Modification and Termination of the 2009 LTIP. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the applicable agreement under the 2009 LTIP or in the 2009 LTIP, the Board may amend, alter, suspend, discontinue, or terminate the 2009 LTIP or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination will be made without (i) shareholder approval (x) if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (y) if the proposed amendment will increase the number of Shares that may be issued under the Plan, modify the requirements for participation in the Plan, or increase benefits that have already accrued to Participants under the Plan or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations. Notwithstanding the foregoing or any provision of the Plan or an Award to the contrary, (i) the Committee may at any time (without the consent of any Participant) modify or amend any or all of the provisions of the Plan or an Award to the extent necessary to conform the provisions of the of the Plan or an Award to comply with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification or amendment of the Award shall adversely affect the rights of a Participant, and (ii) except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or stock appreciation rights or cancel outstanding Options or stock appreciation rights in exchange for cash, other Awards, Options or stock appreciation rights with an exercise price that is less than the exercise price of the original Award, without shareholder approval. The Committee may not change the vesting schedule of Awards without shareholder approval except in cases of death, Disability, Retirement or Change in Control except that the vesting schedule for up to ten percent (10%) of the total number of Shares in the Plan may be established or amended, subject to the approval of the Committee, without being subject to the foregoing restrictions on vesting (Section 12(a) and (b)).

Change in Control. Awards granted to Directors vest upon a Change in Control; the Committee may provide that Awards to specific employees vest upon a Change of Control if the Employee’s employment is terminated under certain circumstances within one year of a Change of Control. (Section 13).

Change in Control is defined as the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person or group (as that term is used in Section 13(d) (3) of the Exchange Act) of persons, (ii) a person or group (as so defined) of persons (other than management of the Company on the date of the original adoption of the 2009 LTIP or their affiliates) will have become the beneficial owner of more than 35% of the outstanding voting stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board (together with any new Director whose election or nomination was approved by a majority of the Directors then in office who were either Directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new Director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board. In addition, with respect to Awards subject to Section 409A of the Code, a Change in Control shall not be deemed to have occurred pursuant to the Plan unless the circumstances would also result in a change in ownership or substantial control of the Company under Section 409A of the Code. (Section 2).

Transferability. Subject to the terms of the 2009 LTIP, no Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant. (Section 14(d)).

Other Benefit and Compensation Programs. Awards received by a participant under the 2009 LTIP will not be deemed a part of a Participant's regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and will not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an affiliate, unless expressly so provided by such other plan, contract or arrangement, or the Committee so determines. (Section 14(c)).

Summary of Tax Aspects of 2009 LTIP

The following discussion is a brief summary of the principal United States Federal income tax consequences under current Federal income tax laws relating to awards under the 2009 LTIP. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

Non-Qualified Stock Options (“NQSO”). An optionee will not recognize any taxable income upon the grant of an NQSO and the Company will not be entitled to a tax deduction with respect to the grant of an NQSO. Upon exercise of an NQSO, the excess of the fair market value of the Stock on the exercise date over the NQSO exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee's tax basis for the Stock received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

In the event of a sale of Stock received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Stock is more than one year.

Incentive Stock Options (“ISO”). An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to the Company, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee subsequently engages in a “disqualifying disposition,” as described below.

A sale or exchange by an optionee of shares acquired upon the exercise of an ISO more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the ISO will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of the ISO shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the shares over (ii) the Option exercise price of such shares, will be ordinary income to the optionee, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by the Company.

Restricted Stock. A grantee will not recognize any income upon the receipt of restricted stock unless the holder elects under Section 83(b) of the Code, within thirty days of such receipt, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the shares. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, the holder will generally recognize ordinary income, on the date that the restrictions to which the restricted stock is subject are removed, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the holder recognizes ordinary income, the Company generally will be entitled to a deduction in the same amount.

Generally, upon a sale or other disposition of restricted stock with respect to which the holder has recognized ordinary income (i.e., a Section 83(b) election was previously made or the restrictions were previously removed), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the holder's basis in such shares. Such gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

Restricted Stock Units and Performance Awards. The grant of an Award of Restricted Stock Units or a Performance Award will not result in income for the grantee or in a tax deduction for the Company. Upon the settlement of such an Award, the grantee will recognize ordinary income equal to the aggregate value of the payment received, and the Company generally will be entitled to a tax deduction in the same amount.

Limitations on the Company's Deductions; Consequences of Change of Control. With certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our Chief Executive Officer and three other highest-paid Executive Officers excluding the Chief Financial Officer). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based” compensation within the meaning of Section 162(m) of the Code. If our shareholders approve our 2009 LTIP, we believe that Stock Options, stock appreciation rights and performance grants (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the plan will satisfy the requirements of qualified performance-based compensation and therefore we will be entitled to a deduction with respect to such Awards. In addition, if a “change in control” of the Company causes Awards under our 2009 LTIP to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of our deductions under Section 280G of the Code.

Section 409A. Section 409A of the Code (“Section 409A”) was enacted in October 2004 and became generally effective on January 1, 2005. Section 409A applies to certain compensation that individuals earn in one year but that is not paid until a subsequent year, referred to as nonqualified deferred compensation. Section 409A does not apply to tax qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual's taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a non-qualified deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax. Section 409A has no effect on FICA (Social Security and Medicare) tax.

Awards under the 2009 LTIP may, in some cases, result in the deferral of compensation that is subject to the requirements of Section 409A. Awards under the Plan are intended to comply with Section 409A, the regulations issued thereunder or an exception thereto. Notwithstanding, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company's deduction with respect to compensation paid to a participant.

The Board recommends that stockholders vote to amend the Standard Microsystems Corporation 2009 Long Term Incentive Plan to increase the number of shares authorized for issuance under the plan by up to 3 million shares solely for use in connection with the SAR for RSU exchange programs being submitted for stockholder approval at this Annual Meeting

PROPOSAL 6

TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR SMSC FOR
THE FISCAL YEAR ENDING FEBRUARY 28, 2011

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2011. PwC was the independent public accountant for SMSC for its fiscal year ended February 28, 2010. Representatives of PwC are expected to be present at the Annual Meeting, with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

If the appointment of PricewaterhouseCoopers as auditors for fiscal year 2011 is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for fiscal year 2011 will stand, unless the Audit Committee finds other good reason for making a change.

The Board recommends that stockholders vote
“FOR” ratifying the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SMSC has been informed that, as of April 30, 2010 the persons and groups identified in the table below, including all Directors, nominees, executive officers and beneficial owners of more than 5% of its common stock, owned beneficially, within the meaning of Rule 13d-3 under the Exchange Act, the shares of SMSC common stock reflected in such table. As of April 30, 2010, each Director, nominee or executive officer of SMSC disclaims beneficial ownership of securities of any subsidiary of SMSC. Except as otherwise noted, the named beneficial owner claims sole investment and voting power as to the securities reflected in the table, and the address of each of the persons whose name appears in the table below is c/o SMSC, 80 Arkay Drive, Hauppauge, New York 11788.

Beneficial Owner	Number of Shares		Number of Shares Subject to Options(1)	Percent of Outstanding Shares
Steven J. Bilodeau	13,761	(2)	—	*
Andrew M. Caggia	13,497	(3)	—	*
Timothy P. Craig	49,874	(4)	40,907	*
Peter F. Dicks	137,622	(5)	74,083	*
James A. Donahue	55,759	(6)	40,907	*
Ivan T. Frisch	67,252	(7)	44,000	*
Walter Siegel	75,085		70,000	*
Christine King	114,162		93,751	*
Kris Sennesael	26,439		20,000	*
Dr. Kenneth Kin	1,250	(8)	—	*
Stephen C. McCluski	2,592	(9)	—	*
David J. Coller	22,187		15,000	*
Roger Wendelken	331		—	*
All current Directors and Executive Officers as a group (14 persons)	616,022	(10)	430,648	3%
FMR LLC
82 Devonshire Street
Boston, MA 02109	3,335,651	(11)	—	15.0%
BlackRock Inc.
40 East 52nd Street
New York, NY 10022	1,815,012	(12)	—	8.16%
ClearBridge Advisors, LLC
620 8th Avenue
New York, NY 10018	1,130,685	(13)	—	5.08%
____________

*	Less than 1%.

(1)
The “Number of Shares Subject to Options” represents the shares of common stock subject to options exercisable within 60 days of April 30, 2010. These shares are included in the amounts shown under the “Number of Shares.”

(2)	Includes 2,035 phantom share units pursuant to SMSC’s Plan for Deferred Compensation in Common Stock for Outside Directors (the “Deferred Compensation Plan”).

(3)	Includes 2,318 phantom share units pursuant to the Deferred Compensation Plan.

(4)	Includes 8,967 phantom share units pursuant to the Deferred Compensation Plan.

(5)	Includes 13,138 phantom share units pursuant to the Deferred Compensation Plan.

(6)	Includes 14,852 phantom share units pursuant to the Deferred Compensation Plan.

(7)	Includes 14,684 phantom share units pursuant to the Deferred Compensation Plan.

(8)	Includes 1,250 phantom share units pursuant to the Deferred Compensation Plan.

(9)	Includes 2,592 phantom share units pursuant to the Deferred Compensation Plan.

(10)	Includes 59,836 phantom share units pursuant to the Deferred Compensation Plan.

(11)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G/A of the named persons, filed with the SEC on 2/16/2010.

(12)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G of the named persons, filed with the SEC on 1/29/2010.

(13)	Voting power and investment power are shared as to all shares. Information is furnished in reliance on Schedule 13G/A of the named persons, filed with the SEC on 2/11/2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports and written representations furnished to SMSC by its executive officers, Directors and persons beneficially owning more than 10% of any class of SMSC equity securities, SMSC believes that all reports required, under Section 16(a) of the Exchange Act, to be filed by its executive officers, Directors and persons beneficially owning more than 10% of any class of SMSC equity securities in the 2010 fiscal year were timely filed.

MANAGEMENT

Executive Officers

The Company’s executive officers and their ages as of May 1, 2010 are as follows:

Name	Age	Position
Christine King	60	President and Chief Executive Officer
David J. Coller	48	Senior Vice President of Global Operations
Kris Sennesael	41	Vice President and Chief Financial Officer
Walter Siegel	50	Senior Vice President, General Counsel and Secretary
Roger Wendelken	43	Vice President of Worldwide Sales

Christine King has been Chief Executive Officer and President of SMSC, and a Director, since October 20, 2008. Prior to that Ms. King served as Chief Executive Officer and President of AMI Semiconductor, Inc. from September 2001 until March 2008. Ms. King currently is a director of Idaho Power Company and Atheros Communications. She previously served as a director of AMI Semiconductor, Inc. from 2003 until its acquisition by ON Semiconductor Corporation in March 2008, as a director of ON Semiconductor Corporation from March 2008 until she left that position after joining SMSC in October 2008, and as a director of Analog Devices, Inc. from 2003 to 2008.

David J. Coller has been Senior Vice President of Global Operations since March 1, 2009. Prior to joining the Company Mr. Coller served as Vice President, Operations for PMC-Sierra Inc. from June 2008 to March 2009. Mr. Coller was Senior Vice President for Operations at AMI Semiconductor, Inc. from June 2007 to March 2008, and held a number of operations positions, ultimately becoming a Vice President, at Anadigics, Inc. from March 2004 to May 2007.

Kris Sennesael has served as the Company’s Vice President and Chief Financial Officer since January 5, 2009. Prior to joining SMSC, he served as Vice President, Operations Finance at ON Semiconductor Corporation from March 2008 to December 2008. From 2002 until March 2008 he served in the same role at AMI Semiconductor, Inc.

Walter Siegel has served as the Company’s Vice President and General Counsel since October 24, 2005 and Secretary since November 15, 2005. Prior to joining the Company, Mr. Siegel was Vice President for Law and Business Development and Deputy General Counsel at Symbol Technologies, Inc. from March 2000 to October 2005.

Roger Wendelken has served as the Company’s Vice President of Worldwide Sales since June 2009. Prior to joining the Company Mr. Wendelken was Vice President of Worldwide Sales at Applied Micro Circuits Corporation from May 2006 until joining the Company. Prior to that Mr. Wendelken was Vice President of Worldwide Sales at Marvell Technology Group Ltd.from 2003 until March 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Process

The Compensation Committee of the Board is composed entirely of independent Directors within the meaning of applicable NASDAQ, SEC and IRS regulations. The charter of the Compensation Committee is available in the Corporate Governance section of the Investor Relations portion of the Company’s website at www.smsc.com. Pursuant to its charter, the Compensation Committee shall, among other duties, perform the following:

a)	Review periodically the Company’s compensation philosophy and strategies.

b)	Benchmark the Company’s compensation practices against relevant companies.

c)	Review annually the goals and objectives relevant for the compensation of the CEO, evaluate the performance of the CEO and approve the compensation of the CEO.

d)	Review annually, with input from the CEO, the performance, goals and objectives relevant for the compensation of executive officers other than the CEO, and approve their compensation.

On April 28, 2010 the Compensation Committee and the Board amended the charter of the Committee to explicitly reference a duty to review the relationship between the Company’s compensation programs and risk taking by employees.

During calendar year 2009 and continuing through 2010, the Compensation Committee, with the advice of its independent consultant, Towers Perrin, now known as Towers Watson pursuant to a corporate merger, conducted a comprehensive review of the current executive compensation programs and practices at SMSC. The Compensation Committee decided to undertake this review to ensure that the Company’s compensation practices were current and competitive based on recent market trends, and properly structured to serve the Company, attract, retain and incent the Company’s employees, and align with stockholder objectives. This comprehensive review resulted in a number of fundamental changes in the Company’s executive compensation philosophy, strategy and plan designs, which are detailed below. The Compensation Committee believes that these changes make the Company’s compensation practices more competitive with its peer companies, will better motivate its employees, and will further align employee and stockholder interests.

Compensation Philosophy and Objectives

The Compensation Committee’s objective is to develop and implement executive compensation programs that attract, motivate, reward and retain leadership talent to achieve our short and long-term business plans and goals. These programs are intended to facilitate accelerated revenue growth and enhanced profitability and closely align the financial interests of the Company’s named executive officers with those of its stockholders.

The executive compensation strategy adopted by the Compensation Committee encompasses four strategic themes:

Pay Competitively

Gear total cash compensation and total direct compensation to median market levels within the semiconductor sector and peer companies.

Pay for Performance

Provide opportunity for significant incentive rewards based upon achieving and surpassing established performance objectives.

Retention of Key Talent

Deliver long-term incentive grants designed to motivate and retain our leadership talent in executing our strategic objectives.

Good Governance and Transparency

Design and administer our programs to align with stockholder interests and good governance practices.

Stock Ownership Guidelines

In May 2009 the Board of Directors adopted recommended stock ownership guidelines for its named executive officers to encourage building share ownership over time. The Compensation Committee believes ownership guidelines help align the interests of its named executive officers with long-term business success and stockholder interests. The ownership guidelines are being phased in over a five year period from May 2009, with named executive officers encouraged to satisfy the guidelines by May 2014. The Compensation Committee intends to monitor progress towards achieving these guidelines in interim periods. The guidelines recommend stock ownership in an amount equal to two times base salary for the chief executive officer and one times base salary for all other executive officers. The value of unvested and vested restricted stock (and restricted stock units settled in stock), vested stock options, vested deferred stock, and common shares (including vested shares held in 401(k) or other accounts) will be considered equity ownership under the guidelines. The guidelines are recommended rather than mandatory because the Compensation Committee believes that circumstances beyond the control of the employees may prevent them from achieving these guidelines. As of May 1, 2010, none of the named executive officers had satisfied their stock ownership guidelines.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer, because of her knowledge of their performance, consults closely with the Compensation Committee when it determines the compensation of the other executive officers. The Chief Executive Officer discusses directly with the Compensation Committee her own compensation although the Chief Executive Officer does not participate in the deliberations or vote on any determinations of her compensation. The Chief Executive Officer and the Vice President of Human Resources, who is not an executive officer, participated extensively with the Compensation Committee and Towers Watson in redesigning the Company’s compensation programs. The General Counsel of the Company is currently serving as Secretary of the Compensation Committee, and also, with outside counsel, from time to time advises the Compensation Committee on current legal issues relating to compensation matters. The Chief Financial Officer attends meetings on an invitation basis and typically attends meetings in which financial calculations are required for agenda items. The Compensation Committee also meets in executive session without the presence of executive officers, including meeting alone with its independent compensation consultant.

Outside Compensation Consultant

The Compensation Committee has the authority to retain its own independent consultants or other advisers. The Compensation Committee initially retained Towers Watson in fiscal 2009, and continued this engagement through fiscal year 2010 and 2011, to assist it in evaluating and redesigning all elements of the Company’s compensation programs and practices. This work included advice on salaries, equity grants, severance, retirement benefits and perquisites, and the proposed SAR Exchange programs being submitted for stockholder approval. Towers Watson performed no other services for the Company in fiscal year 2010. The Compensation Committee has no policy specifically prohibiting the Company from retaining Towers Watson for engagements unrelated to its work for the Compensation Committee but the Company has no historic relationship with Towers Watson and does not currently anticipate retaining them for such other assignments.

Benchmarking Process

In determining the competitiveness of the Company’s executive compensation program, Towers Watson conducted a competitive assessment of the Company’s top eighteen executive positions, which included the positions of all named executive officers. The study reviewed all three elements of total direct compensation: base salary, total cash compensation (base salary plus annual bonus) and total direct compensation (total cash plus the value of annualized long-term incentives).

Towers Watson in March 2009 determined market rates based on analysis of survey and proxy data. Survey data from the then current Radford Executive Compensation Survey and International Pay Analysis System was utilized and scaled to reflect relative company size. Proxy data was obtained from public filings of a selected peer group of eleven semiconductor companies: Cirrus Logic Inc., Conexant Systems Inc., Cypress Semiconductor Corp., Integrated Device Technology, Intersil Corp., Microsemi Corp., PMC-Sierra Inc., Semtech Corp., Silicon Image Inc., Silicon Laboratories Inc., and Zoran Corp. Long-term incentive values were computed based upon the Black-Scholes methodology.

In comparing executive job incumbents to this market study, the competitive assessment concluded that in the aggregate, base salaries for SMSC executives were approximately at the median of the market, and in the aggregate, total target cash compensation for the executives was approximately at the median of the market. The study also concluded that, in the aggregate, total direct compensation was below the median of the market. Management considered the findings of the competitive analysis in recommending pay actions, if any, for executives other than the CEO, and the Compensation Committee relied on the target total direct compensation analysis in (i) approving stock appreciation right grants to Mr. Siegel in April 2009 and (ii) adjusting equity grants to named executive officers in April 2010 for the balance of fiscal year 2011 as discussed below. Apart from Mr. Siegel, only Ms. King received equity grants in April 2009 and these grants were made pursuant to her employment contract with the Company.

Components of Executive Compensation Program

The Compensation Committee established the following executive compensation program elements for fiscal year 2010:

Base Salary

In line with our philosophy and strategy, the base salary for our executive officers has been established generally to be competitively targeted to the market median of the relevant labor market. In determining base salary adjustments, the Compensation Committee considers the incumbent’s relative position to the labor market; performance against objectives; time elapsed since last increase; and other relevant factors.

In the recruiting of executive talent, the Compensation Committee also considers the base salary required to attract the individual and the individual’s prior compensation history.

Due to the difficult economic conditions, the Company’s performance in fiscal year 2009 and early fiscal year 2010 and the results of the benchmarking study of Towers Watson, no base salary increases were granted during the normal review cycle for fiscal year 2010 in April 2009 to any named executive officer. Likewise, no base salary increases were granted in April 2010 as part of the normal review cycle for fiscal year 2011. Mr. Walter Siegel, Vice President and General Counsel, was promoted to Senior Vice President and General Counsel effective January 1, 2010 and in connection therewith received an increase of 5% to his base salary effective January 1, 2010. No other named executive officer received any change to their base salary in fiscal year 2010.

Management Incentive Plan

The Compensation Committee adopted a new Management Incentive Plan (“MIP”) in April 2009 that currently applies to all named executive officers except Christine King, President and Chief Executive Officer, who is subject to the Selected Officer MIP that was approved by the stockholders at the Company’s July 2009 Annual Meeting. Under the MIP, the named executive officers are eligible for bonus awards, payable entirely in cash, tied directly to target performance measures established by the Compensation Committee. The MIP is designed to pay out only if the pre-established financial targets are achieved and have an upside for superior results above the approved business plan. The Compensation Committee also established specific bonus targets for each eligible position, including all named executive officers, as a percentage of base salary based upon competitive benchmarks and relative position value, except that the percentage bonus targets under the MIP for the Chief Financial Officer, Vice President of Worldwide Sales, and Senior Vice President of Global Operations, and the Chief Executive Officer under the Selected Officer MIP (described in more detail below) had previously been established by the Compensation Committee when it approved those officers’ employment letters or agreements (as applicable).

Funding under the MIP commences when the Company meets certain designated performance targets for a period determined by the Compensation Committee, which must be at least equal to one fiscal quarter. The total amount of potential funds available will be based on a performance schedule reflecting a combination of the financial performance targets established by the Compensation Committee.

Participant awards under the MIP are calculated as follows: the Company’s actual results for the relevant measuring period will determine the actual amount of funds available pursuant to the performance schedule, and a performance percentage. Each participant in the MIP will also receive a separate individual performance rating that must be between 0.5 and 1.5 based on the satisfaction of personal objectives. The bonus available under the MIP for each participant will be determined by multiplying a participant’s target award by the Company’s performance percentage by the individual performance rating. An executive officer can earn a maximum of 225% of his target MIP for the applicable period if the Company achieves the maximum payout based on satisfaction of the targets, and the officer receives a performance rating of 1.5. The MIP is intended to provide a payout only if the Company is at least break even under non-GAAP financial measures. By plan design, the aggregate MIP payout can never exceed the amount of available funds generated by the performance schedule. The Compensation Committee retains discretion under the MIP to increase or decrease the payouts earned by executive officers, although the Compensation Committee expects that it will be atypical to increase the amount of bonus earned by an executive officer. Annual bonuses paid under the MIP are not intended to be qualified for purposes of Section 162(m) of the Code.

The performance targets for a performance period under the MIP are based on one or more of the following business criteria: revenue, revenue growth, operating income, operating cash flow, operating margin, net income, net margin, earnings per share, EBITDA, return on sales, return on assets (net or gross), return on equity, return on invested capital and total stockholder return. The measurement of any performance targets may be based on non-GAAP or pro forma financial measures and may exclude the impact of charges for extraordinary, unusual, non-recurring or other items that the Compensation Committee determines should not be included in the performance targets.

The Compensation Committee did not provide a MIP for the first quarter of fiscal year 2010 because of then prevailing economic conditions. The Compensation Committee divided the MIP for fiscal year 2010 into two measuring periods, each of which had separate performance targets. The Compensation Committee established a MIP for the second quarter of fiscal year 2010 with a performance schedule based on non-GAAP revenue and operating margin targets. The Compensation Committee also established a MIP for the second half of fiscal year 2010 (the third and fourth quarters combined) with a performance schedule based on non-GAAP revenue and operating margin targets. The non-GAAP revenue and operating margin targets for the second quarter of fiscal year 2010 were $72 million and 1% respectively; for the second half of fiscal year 2010 the non-GAAP revenue and operating margin targets were $160 million and 9.75% respectively.

The definitions of non-GAAP operating margin and revenues employed by the Compensation Committee are not always identical to the Company’s public reporting, but are very similar. For the second quarter of fiscal year 2010, revenue and operating margin for the MIP were defined identically to the Company’s non-GAAP publicly reported revenue and operating margin. In fact, the revenue calculation for the MIP for this period was identical to the Company’s reported GAAP revenue, as there were no adjustments to GAAP revenue. For the MIP for the second half of fiscal year 2010 the Tallika, K2L and Kleer acquisitions were excluded from the Company’s non-GAAP publicly reported revenue and operating margin. The actual performance of the Company under the relevant MIP revenue and operating margin targets was $75.1 million in revenue and 3.8% operating margin for the second quarter of fiscal year 2010 and $168.8 million in revenue and 10.8% operating margin for the second half of fiscal year 2010. Based on the Company’s performance, the Company achieved a 150% payout under the MIP for the second quarter of fiscal year 2010 and an approximately 137% payout under the MIP for the second half of fiscal year 2010. The actual bonuses received by the named executive officers are reflected in the Summary Compensation Table below.

The Selected Officer MIP is substantially similar to the MIP except it eliminates the discretion of the Compensation Committee to increase awards and eliminates the individual performance rating element of the MIP. Currently, Ms. King is the only executive officer intended to participate in the Selected Officer MIP, as the Company believed she would be the only officer whose compensation might not otherwise be completely deductible by the Company for fiscal year 2010 because of the application of Section 162(m) of the Code. The definitions of operating margin and revenue for the Selected Officer MIP were the same as those employed for the MIP and the Company achieved the same payouts set forth above. The Compensation Committee may add additional executive officers to the Selected Officer MIP as circumstances dictate. Payments made under the Selected Officer MIP are intended to be qualified for purposes of Section 162(m) of the Code.

The current target bonus percentages for the applicable MIP for named executive officers who are currently employed by the Company are: Ms. King: 150% of base salary; Mr. Coller, 75% of base salary, Mr. Sennesael, 75% of base salary, Mr. Siegel, 50% of base salary; and Mr. Wendelken, 25% of base salary. Ms. King’s and Messrs. Coller’s, Sennesael’s and Wendelken’s bonus percentages were established pursuant to the agreements they executed to induce them to join the Company in their current positions. Mr. Siegel’s bonus percentage was increased from 36% to 50% in April 2009 based on the benchmarking studies reviewed by the Compensation Committee.

Sales Incentive Plan

Mr. Wendelken, as Vice President of Worldwide Sales, also participates in the Company’s Sales Incentive Plan (“SIP”) at a rate equal to 33 % of his base salary. The fiscal 2010 SIP provided for quarterly payments to eligible employees based on achieving two performance goals: designated quarterly year-to-date goals for “design win value” and designated quarterly year-to-date goals for “revenue.” “Design win value” means the cumulative forecasted revenue for the lifetime of all products. One-half of the total quarterly SIP target is based on design win achievement against goals and one-half is based on sales revenue achievement against goals. For design wins, a threshold of 50% of the quarterly year-to-date goal must be achieved before any design win incentive is earned. At 50% achievement, 50% of the design win portion of the incentive target is earned; this payout increases linearly up to 100% of the incentive target at 100% design wins achievement. A maximum of 150% of the design wins portion of the incentive target may be earned for achievement over SIP targets on an annual basis. For revenue, a threshold of 75% of the quarterly year-to-date goal must be achieved before any revenue incentive is earned. At 75% achievement, 50% of the revenue portion of the incentive target is earned; this payout increases linearly up to 100% at 100% revenue achievement. A maximum of 120% of the revenue portion of the incentive target may be earned for achievement over SIP targets on an annual basis. Mr. Wendelken did not participate in the SIP until the second quarter of fiscal year 2010 as a result of his June 2009 hiring date. Mr. Wendelken’s revenue and design win targets under the SIP for the last three quarters of fiscal year 2010 were $243,077,000 and $1,400,853,000 respectively. He achieved 101% of his revenue target and 83% of his design win target under the SIP. The Compensation Committee approved Mr. Wendelken’s payouts pursuant to the SIP and his SIP payments are reflected in the Summary Compensation Table below.

Long Term Equity Incentives

Though the Compensation Committee has no formal rules for allocating between long-term and current compensation, our executive compensation program is deliberately designed so that long-term compensation, rather than short-term compensation, comprises a significant portion of each named executive officer’s compensation. We believe the emphasis on long-term compensation serves to properly align the interests of our named executive officers with those of our stockholders by directly linking management incentives to the Company’s long-term performance, as reflected primarily in stock price appreciation and increased stockholder value.

Our named executive officers are generally eligible to receive equity or equity-based awards, either in the form of stock options, restricted stock or cash-settled SARs. Since the adoption of the 2009 LTIP the Company has used stockholder approved stock options, restricted stock and RSUs as the primary long-term incentive vehicles and ceased issuing cash settled SARs to employees and Directors in the latter half of calendar year 2009. The 2009 LTIP allows both performance and time based vesting of awards to retain and incent key employees and fungible share counting where full value awards (RSUs and restricted stock) are counted at a greater “cost” against the available share reserve (i.e., each share of restricted stock and each share relating to an RSU counts as 1.5 shares for purposes of such share reserve).

The Company’s insider trading policy prohibits executive officers from buying, selling or exercising any market-traded option (put or call) on Company shares, from trading options for Company shares, from investing in other derivative securities based on Company shares, and from selling short any Company shares.

Newly hired executive officers generally receive option awards on the first day of their employment. All stock options, SARs and restricted stock granted to executive officers are priced at the Company’s closing common stock price on the NASDAQ exchange on the date of grant. The SARs and stock options granted on the date of hire generally vest over four or five years in equal increments and have ten-year terms; restricted stock generally vests over three years.

The amount of equity compensation offered to executive officers is based on a number of factors, including performance of the individual, performance of the Company, long-term career potential, the amount of time that has elapsed since any prior grant of equity-based compensation, the competitive market for similarly situated positions, amounts required to attract new employees, and other factors that the Compensation Committee determines are relevant in the particular case. It is the Compensation Committee’s intention to conduct annual reviews of compensation and make or adjust equity grants to named executive officers in April of each year, subject to the availability of equity within existing equity plans.

In fiscal year 2010, Ms. King received 37,500 stock options each quarter that vest at a rate of 33 1/3% per year on each yearly anniversary of the grant date, providing Ms. King continues to be employed on the vesting date, pursuant to her employment agreement with the Company. These stock options were granted from stockholder approved plans and are intended to qualify for purposes of Section 162(m) of the Code. Mr. Sennesael received 18,750 stock options in January 2010 pursuant to his agreement with the Company that vest at a rate of 25% per year on each yearly anniversary of the grant date, provided he continues to be employed on the vesting date. These stock options were granted from stockholder approved plans and are intended to qualify for purposes of Section 162(m) of the Code. Pursuant to his employment letter with the Company, to induce Mr. Coller to accept employment with the Company he received in March 2009 (1) 75,000 stock options vesting in equal annual increments over five years, and (2) $100,000 worth of restricted stock vesting 25% after the first anniversary of his employment, 25% after his second employment anniversary, and 50% after the third anniversary of his employment. Pursuant to his employment letter with the Company, to induce Mr. Wendelken to accept employment with the Company he received in June 2009 (1) 75,000 cash settled SARs vesting in equal annual increments over four years, and (2) a signing bonus of $25,000. The grant amounts for Messrs. Wendelken and Coller were determined as a result of negotiations between them and the Company. These grants of stock options, SARs and restricted stock to Messrs. Coller and Wendelken were not intended to qualify for purposes of Section 162(m) of the Code. Mr. Siegel received 5,000 cash settled SARs in April 2009, and after the adoption of the 2009 LTIP, 5,000 stock options each quarter during the remainder of fiscal year 2010 (all vesting at a rate of 25% per year on each yearly anniversary of the grant date, provided he continues to be employed on the applicable vesting date.) Mr. Siegel’s quarterly grants of SARs or stock options were increased from 2,500 per quarter to 5,000 per quarter in April 2009. The grant amount for Mr. Siegel was based on the benchmarking study described elsewhere in this Compensation Discussion and Analysis and the other factors outlined in this section. The stock option grants made to Mr. Siegel in fiscal year 2010 are intended to qualify for purposes of Section 162(m) of the Code; the SAR grants are not. The Compensation Committee stopped awarding SARs to employees and Directors in the latter half of fiscal year 2010.

The Compensation Committee, with the assistance of its independent compensation consultant, Towers Watson, developed and adopted non-binding equity grant guidelines for the named executive officers and other employees in April 2010. These guidelines were developed using the then current Radford Executive Compensation Survey based on median competitive data for semiconductor companies with revenue between $250 million and $1 billion. The guidelines are based on this data as well as the particular terms of employment letters and prior performance of the named executive officers. The annual targets and grant ranges for the named executive officers for fiscal year 2011 are as follows:

Position/Grade	Long Term Incentive ($) Target (In Thousands)	Suggested Participation Level	Stock Option Low Range	Stock Option Target	Stock Option High Range	RSU Low Range	RSU Target	RSU High Range	Total # Shares Target
President and Chief Executive Officer	$1,280	100%	21,750	43,500	65,250	21,750	43,500	65,250	87,000
Vice President and Chief Financial Officer	$460	100%	7,750	15,500	23,250	7,750	15,500	23,250	31,000
Senior Vice President of Global Operations	$400	100%	6,750	13,500	20,250	6,750	13,500	20,250	27,000
Vice President of Worldwide Sales	$300	100%	5,000	10,000	15,000	5,000	10,000	15,000	20,000
Senior Vice President and General Counsel	$175	100%	3,000	6,000	9,000	3,000	6,000	9,000	12,000
Totals			44,250	88,500	132,750	44,250	88,500	132,750	177,000

Concurrently with this process, on April 28, 2010 the Compensation Committee resolved to issue the following quarterly grants of stock options and RSUs for the remainder of the Company’s fiscal year 2011 to the following named executive officers of the Company. The Chief Executive Officer recommended grants for the named executive officers other than herself and the Compensation Committee approved these grants as well as the Chief Executive Officer’s grants. These grants will be made on July 15, 2010 and October 15, 2010 and January 15, 2011 (or the next business day if the NASDAQ is closed on that day) and are in lieu of any quarterly equity awards set forth in each named executive officer’s respective agreements with the Company:

Name of Officer	Title of Officer	Quarterly Option Grant (#)	Quarterly RSU Grant (#)
Christine King	President and Chief Executive Officer	11,750	11,750

Kris Sennesael	Vice President and Chief Financial Officer	5,875	5,875

Roger Wendelken	Vice President of Worldwide Sales	2,500	2,500

David J Coller.	Senior Vice President of Global Operations	2,175	2,175

Walter Siegel	Senior Vice President and General Counsel	1,563	1,563

The stock options will vest in equal annual increments over four years from the grant date for all employees except Christine King, whose stock options will vest in equal annual increments over three years from the grant date; all RSUs will vest in equal annual increments over three years from the grant date. The Compensation Committee also resolved that beginning in fiscal year 2012 the Company will issue annual awards of stock options and restricted stock units to the named executive officers instead of quarterly awards. The Compensation Committee implemented these changes to conform the Company’s equity granting practices more closely to its peers and market practice, and because the Compensation Committee believes a mix of stock options and RSUs serves as a better retention mechanism than stock options only, as stock options can lose their retentive value if the strike price far exceeds the then current stock price of the Company, (i.e. if the stock options become significantly “underwater”). In addition, granting RSUs instead of a larger number of options will help conserve shares under the 2009 LTIP. These RSUs do not qualify as exempt compensation under Section 162(m).

Health and Welfare Benefits

Our named executive officers are eligible to receive the same health and welfare benefits that are generally available to other U.S.-based employees of the Company and a contribution to their benefit premium that is the same as provided to other employees. These benefits programs include health and dental insurance, health and dependent care flexible spending accounts, short-term and long-term disability coverage, a patent award program, life insurance, accidental death and dismemberment insurance, and certain other benefits. Some named executive officers previously received additional individual life and disability coverage in addition to receiving the same health and welfare benefits offered to all other employees; however in November 2009 the Company determined to cease paying for such additional individual life insurance. The Company also extended the executive disability program to all named executive officers during fiscal year 2010. Attributed costs of the personal benefits described above for the named executive officers for the fiscal year 2010, are included in the column labeled “All Other Compensation” in the Summary Compensation Table.

Retirement Benefits

SMSC maintains a tax-qualified 401(k) plan, which provides for broad-based employee participation. Under the 401(k) plan, all SMSC employees, including the named executive officers, are eligible to defer a portion of their compensation, subject to the IRS limit of $16,500, plus $5,500 if the employee is age 50 or older, into the 401(k) plan. In addition, all such employees are eligible to receive Company matching contributions in SMSC common stock for up to sixty-seven percent (67%) of the amount they voluntarily contribute to the 401(k) plan, with a further limit that no matching contribution may be made for employee contributions in excess of six percent (6%) of their compensation, as defined in the 401(k) plan. The matching contributions for the named executive officers for fiscal year 2010 are reflected in the Summary Compensation Table.

In addition, under the Company’s Supplemental Executive Retirement Plan (“SERP”), named executive officers that have been approved to participate in the SERP by the Board and whose employment terminates after full vesting (as provided in the SERP), or after a change in control (as defined in the SERP), will generally receive, beginning at age 65 or such officer’s alternate retirement date (or, upon total and permanent disability, if earlier), an annual benefit equal to 35% of the executive’s Base Annual Salary (as defined in the SERP) payable in equal monthly installments over a ten-year period. Of the current named executive officers only Mr. Siegel participates in the SERP. The Company, after approval of the Compensation Committee and the Board, amended the SERP in fiscal year 2010 to (i) freeze benefits for all current employee participants at 105% of their base annual salary on February 28, 2010, (ii) close the SERP to new participants, (iii) provide automatic vesting of benefits under the SERP upon a change of control of the Company for all employees who are employed at the time of the change of control, and (iv) limit the payout under the SERP in the event of a change of a control to one dollar less than the maximum amount permitted under Section 280G of the Internal Revenue Code. Towers Watson, the Company’s independent compensation consultant, also advised on these matters. In addition, while the Company has made amendments to the SERP in an effort to comply with Section 409A of the Code, the SERP provides “gross up” tax protection in the event the participants incur a tax liability under Section 409A, despite efforts by the Company to make sure that no tax will apply. The change in the net present value of the Company’s liability for Mr. Siegel under the SERP is set forth in the Summary Compensation Table.

The Company also maintains a severance plan (the “Severance Plan”) for its United States based employees. In fiscal year 2010 as part of its compensation review, the Compensation Committee determined, with the advice of its independent consultant, Towers Watson, to revise executive severance benefits, and split the old Severance Plan into two plans, one for executives (the “Executive Severance Plan”) and one for all other employees. The primary change in the Executive Severance Plan was to standardize the benefits for officers in the Company’s executive salary band, excluding our Chief Executive Officer. Pursuant to the amendment, all current named executive officers other than the Chief Executive Officer, Ms. King, will receive a severance payment equal to one year’s base salary plus target annual bonus upon a required relocation or a termination without cause. In addition all equity-based instruments that would have vested within one year following their termination shall immediately vest. In the event they are terminated without cause, required to relocate, retire or are disabled or have their compensation or duties reduced materially within 12 months following a change of control, then they shall receive the payments set forth above, but all equity-based instruments shall immediately vest. The Executive Severance Plan also provides for health care coverage equal to the time period in which the officer is entitled to severance. The severance benefits are capped at one dollar less than the maximum payout permitted pursuant to Section 280G of the Code. The Executive Severance Plan provides that these benefits may not be reduced without the written consent of the affected employee. Ms. King’s severance benefits are set forth under the section Compensation of the Chief Executive Officer below.

Perquisites

In fiscal year 2010, the Compensation Committee, with the assistance of its outside compensation consultant, reviewed and revised the perquisites provided to executives. Previously, certain named executive officers received a car allowance and related tax gross-up payments in fiscal year 2009 as set forth in the Summary Compensation Table of last year’s Proxy Statement. Certain named executive officers also received relocation benefits as disclosed in this year’s Summary Compensation Table as part of their hiring package; the Compensation Committee approved revised relocation benefits in fiscal year 2010 for Mr. Coller when the Company decided to relocate him to Hong Kong, which has not yet occurred. As part of its review of compensation in fiscal year 2010, the Company determined to eliminate separate car allowances and instead increased the base salary of any officer by the amount of their car allowance. This change affected only Mr. Siegel among the named executive officers.

Potential Payments Upon Termination of Employment or Change of Control

In addition, we have change of control arrangements with certain of our named executive officers as set forth above in the discussion on the Executive Severance Plan, and as set forth below in the section (Compensation of the Chief Executive Officer), which provide for the executives to receive certain payments and benefits upon a change of control of the Company. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Change of Control and Severance Agreements.” These arrangements are designed to maintain the continuity of the senior management team and to more closely align the financial interests of senior management with the stockholders of the Company.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount of “applicable employee remuneration” deductible by SMSC for “covered” employees for any taxable year to $1,000,000. Qualifying performance-based compensation is not subject to such limitation if certain requirements are satisfied. Several of SMSC’s stockholder approved stock option plans permit the Compensation Committee to pay compensation that is “performance-based” and thus fully tax deductible by SMSC. However, compensation paid pursuant to the employee cash-settled SARs plans, the Company’s MIP, RSUs and the Company’s inducement stock option plans are not qualified under Section 162(m). The Company is now using the 2009 LTIP as the only vehicle for equity grants and the Selected Officer MIP for Ms. King to make it more likely that compensation to covered employees will be fully deductible by the Company. During fiscal year 2010 approximately $500,000 of Ms. King’s compensation was not qualified under Section 162(m) and was not deductible by the Company, resulting in a tax adjustment of approximately $237,000 in the Company’s financial statements.

Accounting for Stock-Based Compensation

In fiscal year 2007, SMSC began accounting for stock-based compensation, including its stock option grants, restricted stock awards, and stock appreciation rights, in accordance with the requirements of FASB Statement 123(R), now codified as FASB ASC Topic 718.

Compensation of the Chief Executive Officer

Ms. King is employed as the Company’s Chief Executive Officer pursuant to her employment agreement made as of October 1, 2008 (the “King Agreement”) with an effective date of October 20, 2008. The King Agreement has an initial term of 4 years with one year automatic renewals unless terminated prior to the end of the then current term by either party on 180 days prior notice. The King Agreement provides that Ms. King will receive an annual salary of $625,000 and an annual target bonus of no less than 150% of annual base salary with no less than an additional 20% upside increment for over performance pursuant to the Company’s management incentive plan in which Ms. King participates. In the event Ms. King’s employment is terminated by the Company without Cause, or by her for Good Reason (both as defined in the King Agreement), (i) she will receive a lump sum payment equal to two years base salary and two times the Termination Payment (as defined in the King Agreement), and (ii) all stock options, restricted stock, SARs or other equity awards that would have vested within one year after termination shall immediately vest, except that if Ms. King is terminated within one year following a change in control of the Company, all unvested equity instruments shall vest immediately on the date of termination and instead of receiving a payment equal to two times the Termination Payment she shall receive a lump sum payment equal to two times 150% of her base salary in effect immediately prior to the date of termination. If the Company does not renew the King Agreement, Ms. King’s employment will terminate upon the expiration of the then current term and she shall receive a lump sum cash payment equal to (i) one year’s base salary and (ii) the Termination Payment (as defined in the King Agreement). In addition, all stock options, restricted stock, SARs or other equity awards that would have otherwise vested within one year after termination shall immediately vest. The King Agreement was amended during fiscal year 2010 to make some language changes to correct certain scribing errors and to provide that Ms. King will participate in the executive disability program and receive continued health care coverage equal to the period of her severance. With the exception of the health care and disability coverages, the amendments did not increase Ms. King’s compensation. Payments to Ms. King in the event of a change of control are also capped to eliminate any applicable excise tax under Section 280G of the Code

Ms. King’s total compensation package, which is at approximately the 65th percentile of total direct compensation based on an equal blend of data from the Company’s identified peer group and the most recent Radford Executive Survey, was consistent with the Compensation Committee’s evaluation of her strengths as a candidate and past performance as a chief executive officer of a publicly traded semiconductor company, and is structured to align with the interests of our stockholders by making the most significant elements of her compensation package based on increasing the price of the Company’s common stock. The CEO is compensated on a greater scale than the other named executive officers because of the scope, scale and complexity of this position.

Executive Employment Agreements

In addition to the King Agreement, Messrs Coller, Sennesael, Siegel, and Wendelken have employment letters that were executed to induce them to join the Company. Each of the letter agreements was amended to comply with the terms of the Executive Severance Plan set forth above. The amended letter agreements also provide that to the extent any Named Executive Officer was previously granted equity acceleration rights different than contained in the Executive Severance Plan, then the equity acceleration terms contained in the Executive Severance Plan shall govern all equity granted in the past. The amended executive officer agreements also eliminate “gross up” protection under Sections 280G and 409A of the code for any named executive officer that was entitled to this benefit, with the exception of any 409A gross up pursuant to the Company’s SERP, and payments are capped at one dollar less than the maximum payout permitted pursuant to Section 280G. The amended agreements also provide that monthly car allowances for named executive officers were eliminated and made part of base annual salary effective January 1, 2010. The terms of these employment arrangements are outlined in the Employment Agreement section of this proxy.

The following table sets forth the compensation paid to or earned during fiscal year 2010 by (i) any individual who served as our principal executive officer, (ii) any individual who served as our principal financial officer, and (iii) the Company’s three other most highly compensated executive officers who were serving as executive officers as of the end of fiscal year 2010:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)	All Other Compensation ($)(4)	Total ($)
Christine King	2010	$625,000	$150,000	(5)	$150,017	$1,398,215	$994,688	-	$475,289	$3,793,209
President and Chief	2009	$228,365	$614,000	(6)	$250,005	$2,657,888	-	-	$47,327	$3,797,585
Executive Officer	2008	-	-		-	-	-	-	-	-

Kris Sennesael	2010	$300,000	-		-	$184,324	$270,316	-	$94,689	$849,329
Vice President and	2009	$46,154	-		$100,014	$741,070	-	-	$23,934	$911,172
Chief Financial Officer	2008	-	-		-	-	-	-	-	-

Walter Siegel	2010	$297,617	-		-	$196,575	$161,009	$95,934	$16,927	$768,062
Senior Vice President,	2009	$299,385	-		$32,604	$107,175	$23,500	$46,110	$22,796	$531,570
General Counsel and Secretary	2008	$285,385	-		$49,866	-	$51,602	-	$22,510	$409,363

David J. Coller	2010	$308,942	-		$100,004	$496,688	$317,001	-	$88,705	$1,311,340
Senior Vice President	2009	-	-		-	-	-	-	-	-
of Global Operations	2008	-	-		-	-	-	-	-	-

Roger Wendelken	2010	$179,808	$25,000	(7)	-	$1,000,388	$143,770	-	$5,955	$1,354,921
Vice President	2009	-	-		-	-	-	-	-	-
of WW Sales	2008	-	-		-	-	-	-	-	-
____________

(1)
These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value for restricted stock is calculated using the closing price of the Company’s Common Stock on the date of grant.

(2)
These amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value for option awards is calculated using the closing price of the Company’s Common Stock on the date of grant.

(3)
For Ms. King and Messrs. Sennesael, Siegel and Coller, the fiscal year 2010 amounts represent the cash paid pursuant to the Company’s MIPs. For Mr. Wendelken, these figures include cash paid pursuant to the Company’s MIP, as well as $63,752 in payments pursuant to the SIP made in the fiscal year 2010.

(4)
Amounts for fiscal year 2010 include the following: Ms. King: $6,329 in relocation expenses and $456,275 in tax gross-ups (related to fiscal year 2009 relocation expenses) and $12,685 in Company matching contributions under the Savings Plan; Mr. Sennesael: $55,532 in relocation expenses and $29,464 in related tax gross-ups, and $9,692 in Company matching contributions under the Savings Plan: Mr. Siegel: $9,927 in Company matching contributions under the Savings Plan and $7,000 in automobile allowances; Mr. Coller: $44,975 in relocation expenses and $37,833 in related tax gross-ups, and $5,896 in Company matching contributions under the Savings Plan; Mr. Wendelken: $5,955 in Company matching contributions under the Savings Plan.

(5)	Represents a sign on bonus paid per Ms. King’s employment agreement.

(6)	Represents an additional bonus of $614,000 for a guaranteed sale price of her home in connection with her relocation.

(7)	Represents a one-time sign on bonus.

Employment Agreements

Christine King

Ms. Christine King and SMSC have entered into an employment agreement providing for her employment as President and Chief Executive Officer of SMSC until October 20, 2012. Ms. King’s current annual base salary is $625,000. Her current total bonus target is 150% of base salary and her employment agreement requires an upside opportunity of at least an additional 20% of base salary if the Company over achieves objectives; pursuant to the Selected Officer MIP her current total bonus opportunity at the maximum level of performance by the Company is 225% of base salary. Ms. King’s employment agreement also provides for:

—	automatic extensions for one-year periods after the initial term, unless the Company elects not to extend the term by providing at least 180 days notice to Ms. King.

—
in the event Ms. King’s employment is terminated by the Company without Cause, or by her for Good Reason (both as defined in the King Agreement), (i) she will receive a lump sum payment equal to 2 years base salary and two times the Termination Payment (as defined in the King Agreement), and (ii) all stock options, restricted stock and SARs that would have vested within one year after termination shall immediately vest, except that if Ms. King is terminated within one year following a change in control of the Company, all unvested equity instruments shall vest immediately on the date of termination and instead of receiving a payment of two times the Termination Payment she shall receive a lump sum payment equal to two times 150% of her base salary in effect immediately prior to the date of termination. If the Company does not renew the King Agreement, Ms. King’s employment will terminate upon the expiration of the then current term and she shall receive a lump sum cash payment equal to (i) one year’s base salary and (ii) the Termination Payment (as defined in the King Agreement). In addition, all stock options, restricted stock and SARs that would have vested within one year after termination shall immediately vest.

—
in the event of termination for death or disability, payment of unused vacation and unpaid salary and business expenses through the termination date, plus a pro rata bonus based on the number of days worked prior to termination.

—
an award of Thirty Seven Thousand Five Hundred (37,500) stock options or SARs on a quarterly basis on the same schedule as SARs are awarded to Directors, except that for the remainder of fiscal year 2011 Ms. King will be receiving a quarterly grant of 11,750 stock options and 11,750 restricted stock units.

—	group healthcare coverage equal to the time period for severance.

—	customary provisions regarding assignment of inventions, trade secrets, and works of authorship.

—
customary restrictive covenants including nondisclosure, non-solicitation of employees for one or two years following termination of employment (depending on the reason for termination), and non-competition by the executive for one or two years following termination of employment, (depending on the reason for termination).

David J. Coller

Mr. David Coller and SMSC have entered into an employment letter dated February 4, 2009 as subsequently amended providing for his employment as Senior Vice President of Worldwide Operations. Mr. Coller’s current base salary is $315,000. His current target bonus opportunity is 75% of base salary; his total bonus opportunity including overachievement pursuant to the Company’s MIP is up to approximately 169% of his base salary.

Kris Sennesael

Mr. Kris Sennesael and SMSC have entered into an employment letter dated December 8, 2008 as subsequently amended providing for his employment as Vice President and Chief Financial Officer of SMSC. Mr. Sennesael’s current base salary is $300,000. His current target bonus opportunity is 75% of base salary; his total bonus opportunity including overachievement pursuant to the Company’s MIP is up to approximately 169% of his base salary.

Walter Siegel

Mr. Walter Siegel and SMSC have entered into an employment letter dated November 3, 2009 providing for his employment as Senior Vice President and General Counsel of SMSC. Mr. Siegel’s current annual base salary is $317,100. His current target bonus opportunity is 50% of base salary; his total bonus opportunity including overachievement pursuant to the Company’s MIP is up to approximately 113% of his base salary.

Roger Wendelken

Mr. Roger Wendelken and SMSC have entered into an employment letter dated May 26, 2009 providing for his employment as Vice President of Worldwide Sales. Mr. Wendelken’s current annual base salary is $275,000. His current target bonus opportunity for the MIP is 25% of base salary; his total bonus opportunity including overachievement pursuant to the Company’s MIP is up to approximately 56% of base salary. His current target bonus opportunity for the SIP is approximately 33% of base salary; his current total bonus opportunity including overachievement pursuant to the Company’s SIP is up to approximately 45% of base salary.

Executive Severance Plan

Each of Messrs, Coller’s, Sennesael’s, Siegel’s and Wendelken’s letter agreements provides for their participation in the Executive Severance Plan, which itself provides for:

—
In the event of termination without cause, or required relocation more than 50 miles from their current employment location, payment of: a) one year’s base salary plus one year’s bonus (MIP and SIP if applicable) at target, and b) all equity based instruments, including without limitation stock options, SARs, restricted stock units and restricted stock that would have vested within 12 months of termination shall immediately vest, and c) group health insurance for 12 months following termination. In addition, if they are terminated without cause, required to relocate more than 50 miles from their current employment location, or have their duties or compensation materially reduced within one year following a change of control all equity based instruments, including without limitation stock options, SARs, restricted stock units and restricted stock shall immediately vest.

—	Customary restrictive covenants including non-solicitation of employees and non-competition for one year following termination of employment.

The following table sets forth information regarding the awards granted to our named executive officers pursuant to Company plans during fiscal year 2010:

GRANTS OF PLAN-BASED AWARDS — FISCAL YEAR 2010

			Grant		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock	All Other Option	Exercise or Base Price of Options	Aggregate Grant Date Fair
Name (a)	Plan Name(11)		Date (b)	Approval Date	Threshold ($)(c)	Target ($) (d)	Maximum ($)(e)	Awards (#)(i)(2)	Awards: (#)(j)(3)	Awards ($/Sh(k)	Value ($/)(l)(4)
Christine King	03RS	(5)	5/8/2009	9/28/2008	-	$234,375	$527,344	8,548	-	-	$150,017
	1999	(6)	4/15/2009	9/28/2008	-	$468,750	$1,054,688	-	1,452	-	$11,225
	1999		4/15/2009	9/28/2008	-	-	-	-	12,271	-	$94,865
	2000	(7)	4/15/2009	9/28/2008	-	-	-	-	23,777	-	$183,815
				TOTAL	-	$703,125	$1,582,032	-	-	-	-
	09LT	(8)	7/15/2009	9/28/2008	-	-	-	-	37,500	-	$371,794
	09LT		10/15/2009	9/28/2008	-	-	-	-	37,500	-	$367,868
	09LT		1/15/2010	9/28/2008	-	-	-	-	37,500	-	$368,648

Kris Sennesael	09LT		1/15/2010	12/8/2008	-	$56,250	$126,563	-	18,750	-	$184,324
					-	$112,500	$253,125	-	-	-	-
				TOTAL	-	$168,750	$379,688	-	-	-	-

Walter Siegel	09LT		7/15/2009	7/9/2009	-	-	-	-	5,000	-	$49,573
	09LT		10/15/2009	7/9/2009	-	$36,750	$82,688	-	5,000	-	$49,049
	09LT		1/15/2010	7/9/2009	-	$73,500	$165,375	-	5,000	-	$49,153
				TOTAL	-	$110,250	$248,063	-	-	-	-
	06 SAR	(9)	4/15/2009	4/9/2009	-	-	-	-	5,000	-	$48,800

David J. Coller	05IP	(10)	3/2/2009	2/4/2009	-	$59,063	$132,892	6,859	-	-	$100,004
	05IP		3/2/2009	2/4/2009	-	$118,125	$265,781	-	75,000	-	$496,688
				TOTAL	-	$177,188	$398,673	-	-	-	-

Roger Wendelken	06 SAR		6/22/2009	5/27/2009	-	$17,188	$38,673	-	75,000	-	$1,000,388
					-	$34,375	$77,344	-	-	-	-
					-	$22,687	$22,687	-	-	-	-
					-	$45,375	$71,466	-	-	-	-
				TOTAL	-	$119,625	$210,170	-	-	-	-
____________

(1)
The amounts set forth under these columns represents target and maximum awards, cash awards pursuant to the Company’s MIPs and SIP. The first row in the column for each named executive officer represents the payout and maximum cash target pursuant to the MIP for the second quarter of fiscal year 2010. The second row represents the target and maximum cash payouts pursuant to the MIP for the second half of fiscal year 2010. Actual cash payments for fiscal year 2010 are reflected in the Summary Compensation Table. With respect to Mr. Wendelken, the third row in the column represents his target and maximum cash payments pursuant to the SIP for the second quarter of fiscal year 2010 and the fourth row represents his target and maximum cash payments pursuant to the SIP for the second half of fiscal year 2010.

(2)	Represents the number of shares of restricted stock granted in fiscal year 2010.

(3)	All awards set forth in this column were SARs or Stock Options.

(4)	These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

(5)	03RS is an abbreviation for the 2003 Stock Option and Restricted Stock Plan for Officers and Key Employees

(6)	1999 is an abbreviation for the 1999 Stock Option Plan for Officers and Key Employees.

(7)	2000 is the abbreviation for the 2000 Stock Option Plan for Officers and Key Employees.

(8)	09LT is the abbreviation for the 2009 Long Term Incentive Plan.

(9)	06SAR is an abbreviation for the Standard Microsystems Corporation 2006 Employee Stock Appreciation Rights Plan.

(10)	05IP is an abbreviation for the 2005 Inducement Stock Option and Restricted Stock Plan.

(11)	These plans specifically correspond to the equity awards in each row, and not the cash awards in the same row.

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of the end of fiscal year 2010:

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Grant Year (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock Held That Have Not Vested (#)(g)(2)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(h)(3)
Christine King	2009	75,000	225,000	(4)	$19.08	10/20/2018	-		-
	2009	6,250	12,500	(6)	$14.68	01/15/2019	-		-
	2009	-	-		-	-	13,103	(5)	$255,771
	2010	-	37,500	(7)	$17.02	04/15/2019	-		-
	2010	-	37,500	(9)	$21.60	07/15/2019	-		-
	2010	-	37,500	(10)	$21.46	10/15/2019	-		-
	2010	-	37,500	(11)	$22.29	01/15/2020	-		-
	2010	-	-		-	-	8,548	(8)	$166,857

Kris Sennesael	2009	20,000	80,000	(12)	$16.90	01/05/2019	-		-
	2009	-	-		-	-	5,918	(5)	$115,519
	2010	-	18,750	(13)	$22.29	01/15/2020	-		-

Walter Siegel	2006	70,000	20,000	(14)	$30.91	10/24/2015	-		-
	2007	3,750	1,250	(15)	$31.30	10/13/2016	-		-
	2008	-	-		-	-	698		$13,625
	2009	625	1,875	(16)	$29.59	05/12/2018	-		-
	2009	625	1,875	(17)	$27.65	07/15/2018	-		-
	2009	625	1,875	(18)	$18.89	10/15/2018	-		-
	2009	625	1,875	(19)	$14.68	01/15/2019	-		-
	2009	-	-		-	-	923		$18,017
	2010	-	5,000	(20)	$17.02	04/15/2019	-		-
	2010	-	5,000	(21)	$21.60	07/15/2019	-		-
	2010	-	5,000	(22)	$21.46	10/15/2019	-		-
	2010	-	5,000	(13)	$22.29	01/15/2020	-		-

David J. Coller	2010	-	75,000	(23)	$14.58	03/02/2019	-		-
	2010	-	-		-	-	5,144		$100,411

Roger Wendelken	2010	-	75,000	(24)	$18.18	06/22/2019	-		-
____________

(1)	All grant years represent the fiscal year in which the grant was made.

(2)
Except as otherwise indicated, all restricted stock granted vests in three years from the date of grant with 25% of the grant vesting on each of the first and second anniversaries of the grant date and 50% of the grant vesting on the third anniversary of the grant date. Excluding signing bonuses or other special grants, restricted stock was granted on a quarterly basis pursuant to the Company’s older MIPs. The Company’s current MIPs make cash awards only.

(3)
Market value is calculated by multiplying the total number of shares of restricted stock that are unvested by $19.52, which was the closing price of a share of company stock, as listed on the NASDAQ, on 2/28/10.

(4)	Grant of 300,000 stock options which vest ratably on each of the first four anniversaries of the grant date beginning from 10/20/2008.

(5)
Grant of restricted stock on 10/20/08 for Christine King and 1/5/2009 for Kris Sennesael of which 25% vests on the second anniversary of the date of grant, 25% on third anniversary of the date of grant and 50% on the fourth anniversary of the date of grant.

(6)	Grant of stock options which vest in three equal yearly increments beginning from 01/15/2009.

(7)	Grant of stock options which vest in three equal yearly increments beginning from 04/15/2009.

(8)	Grant of restricted stock on 5/8/09 for Ms. Christine King of which 25% vests on the first anniversary date, 25% on the second anniversary date, and 50% on the third anniversary date.

(9)	Grant of stock options which vest in three equal yearly increments beginning one year from 07/15/2009.

(10)	Grant of stock options which vest in three equal yearly increments beginning one year from 10/15/2009.

(11)	Grant of stock options which vest in three equal yearly increments beginning one year from 01/15/2010.

(12)	Grant of stock options which vest in five equal yearly increments beginning one year from 01/05/2009.

(13)	Grant of stock options which vest in four equal yearly increments beginning one year from 01/15/2010.

(14)	Grant of stock options which vest in five equal yearly increments beginning one year from 10/24/2005.

(15)	Grant of SARs which vest in four equal yearly increments beginning one year from 10/13/2006.

(16)	Grant of SARs which vest in four equal yearly increments beginning one year from 05/12/2008.

(17)	Grant of SARs which vest in four equal yearly increments beginning one year from 07/15/2008.

(18)	Grant of SARs which vest in four equal yearly increments beginning one year from 10/15/2008.

(19)	Grant of SARs which vest in four equal yearly increments beginning one year from 01/15/2009.

(20)	Grant of SARs which vest in four equal yearly increments beginning one year from 04/15/2009.

(21)	Grant of stock options which vest in four equal yearly increments beginning one year from 07/15/2009.

(22)	Grant of stock options which vest in four equal yearly increments beginning one year from 10/15/2009.

(23)	Grant of stock options which vests in five equal yearly increments beginning one year from 03/02/2009.

(24)	Grant of SARs which vests in four equal yearly increments beginning one year from 06/22/2009.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during fiscal year 2010 for each named executive officer on an aggregated basis:

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2010

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized Upon Exercise ($)(c)	Number of Shares Acquired onVesting (#)(d)(1)	Value Realized Upon Vesting ($)(e)
Christine King	-	-	-	-
Kris Sennesael	-	-	-	-
Walter Siegel	-	-	1,570	$31,161
David J. Coller	-	-	-	-
Roger Wendelken	-	-	-	-
____________

(1)	Represents vesting of shares acquired pursuant to the MIP.

PENSION BENEFITS — FISCAL YEAR 2010 (as of February 28, 2010)

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#)(c)	Present Value of Accumulated Benefit ($)(d)(2)	Payments During Last Fiscal Year ($)(e)
Walter Siegel	SERP	4	$177,979	—
____________

* Ms. King, Mr. Sennesael, Mr. Coller and Mr. Wendelken do not participate in the SERP.

(1)	For a description of the Company’s SERP, see the Compensation Discussion and Analysis contained in this proxy statement.

(2)
The valuation method and material assumptions applied in qualifying the present value of the current accrued benefit are located in the Section entitled “Supplemental Executive Retirement Plan” on page 84 of the Company’s Annual Report on Form 10-K for fiscal year 2010 filed on April 28, 2010.

Potential Payments Upon Termination or Change-in-Control.

The following table provides information concerning the estimated payments and benefits that would be provided in the event of termination upon a change of control, termination without cause, and termination for death or disability for each of the named executive officers. The calculations do not include accrued but unpaid obligations, such as business expenses or other reimbursements. A narrative description of the estimated payments and benefits to Ms. King and Messrs. Coller Sennesael, Siegel and Wendelken is contained in the summary of their employment or letter agreements in the Employment Agreement section of this proxy statement.

Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal year 2010 (February 26, 2010), and the price per share of the Company’s Common Stock is the closing price on the NASDAQ Global Market as of that date ($19.52). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any of the assumptions used to estimate potential payments and benefits is not correct. Actual payments or benefits could be materially different than those set forth below. The Company estimates as of February 26, 2010 that no Section 280G or Section 409A gross ups would have been due any named executive officer assuming a triggering event took place on that day. If payments are subject to a six month delay upon a separation of service under Section 409A Messrs. Coller, Sennesael, Siegel and Wendelken are entitled to receive interest on the delayed payments at the rate of prime plus 2%.

The Company’s form of stock option grant agreement for the 2005 Inducement Stock Option and Restricted Stock Plan contains non-solicit and confidentiality clauses that entitle the Company in the event of a breach of the foregoing clauses to seek to reclaim any profits made by an individual from the sale of stock options during the one year period prior to such breach. Ms. King and Messrs. Coller, Sennesael and Siegel, have received stock options subject to this form of agreement. Ms. King and Messrs. Coller, Sennesael, Siegel and Wendelken have also executed the Company’s standard form employee agreement, which also contains confidentiality and non-solicit clauses, except Mr. Wendelken’s form does not contain a non-solicit clause. The employment agreement of Ms. King contains confidentiality, non-compete and non-solicit clauses, as does the Executive Severance Plan applicable to Messrs Coller, Sennesael, Siegel and Wendelken.

Name:	Type of Benefit	Potential Payment ($) in Connection With Termination Following Change of Control(1)	Potential Payment ($) for Termination Without Cause (2)(3)	Potential Payment ($) for Termination Upon Death or Disability(4)
Christine King	Base Salary	$1,250,000	$1,250,000	0
	Temination Payment	$1,875,000	$1,875,000	$937,500
	Accelerated Vesting or Payment of Unvested SARs, Stock Options, Restricted Stock or RSUs	$675,878	$200,164	$509,021
	Continuation of Health & Welfare Benefits	$12,511	$12,511	0
____________

(1)
Ms. King is entitled to this payment or benefit if her compensation or duties are reduced, or if she is required to relocate her employment more than 50 miles from the Company’s headquarters in Hauppauge, Long Island, following a change of control even if her employment is not terminated.

(2)
Ms. King is also entitled to these benefits if her compensation or duties are reduced or if she is required to relocate her employment more than 50 miles from the Company’s headquarters in Hauppauge, New York.

(3)
If the Company does not renew Ms. King’s employment agreement, she would receive the same benefits as if terminated without cause except her salary benefit would be $625,000 and her bonus would be $937,500.

(4)
Ms. King is entitled to have some of her equity accelerated upon termination for death and disability under the terms of the applicable equity plans, which apply to all employees of the Company, including the CEO.

Name:	Type of Benefit	Potential Payment ($) in Connection With Termination Following Change of Control(1)	Potential Payment ($) for Termination Without Cause (2)	Potential Payment ($) for Termination Upon Death or Disability(3)
Kris Sennesael	Base Salary	$300,000	$300,000	0
	Bonus	$225,000	$225,000	0
	Accelerated Vesting or Payment of Unvested SARs, Stock Options, Restricted Stock or RSUs	$325,119	$81,290	$325,119
	Continuation of Health & Welfare Benefits	$17,565	$17,565	0
Walter Siegel	Base Salary	$317,100	$317,100	0
	Bonus	$158,550	$158,550	0
	Accelerated Vesting or Payment of Unvested SARs, Stock Options, Restricted Stock or RSUs	$54,398	$26,181	$54,398
	Continuation of Health & Welfare Benefits	$18,348	$18,348	0
David J. Coller	Base Salary	$315,000	$315,000	0
	Bonus	$236,250	$236,250	0
	Accelerated Vesting or Payment of Unvested SARs, Stock Options, Restricted Stock or RSUs	$504,388	$107,577	$370,500
	Continuation of Health & Welfare Benefits	$18,689	$18,689	0
Roger Wendelken	Base Salary	$275,000	$275,000	0
	Bonus	$159,500	$159,500	0
	Accelerated Vesting or Payment of Unvested SARs, Stock Options, Restricted Stock or RSUs	$100,500	$25,125	$100,500
	Continuation of Health & Welfare Benefits	$11,463	$11,463	0

(1)
Pursuant to the Executive Severance Plan, Messrs. Sennesael, Siegel, Coller and Wendelken are entitled to this payment or benefit upon (i)(A) a material reduction (i.e. 5% or more) in their base salary or their targeted incentive compensation or bonuses, (i.e., as a percentage of base salary) or (B) a material diminution in their authority, duties or responsibilities, including without limitation, a demotion from, or loss of, the position held by them immediately prior to the Change in Control; (ii) an involuntary termination of the employee's employment, other than for "Cause;" (iii) retirement or disability; or (iv) if they are required to relocate to a new position that is more than 50 miles from the location of their employment prior to such required relocation, in each case, within the twelve month period on and immediately following such Change in Control.

(2)
Pursuant to the Executive Severance Plan, Messrs. Sennesael, Siegel, Coller and Wendelken are also entitled to this payment or benefit if they are required to relocate to a new position that is more than 50 miles from the location of their employment prior to such required relocation.

(3)
Messrs. Sennesael, Siegel, Wendelken and Coller are entitled to have certain equity instruments accelerated upon termination for death and disability under the terms of the applicable equity plans, which apply to all employees of the Company, including executive officers.

The following table sets forth the compensation paid to or earned during fiscal year 2010 by our non-management Directors:

DIRECTOR COMPENSATION — FISCAL YEAR 2010(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings(3)	All Other Compensation ($)		Total ($)
Timothy P. Craig	$40,125	-	$137,900	-	$22,875	-		$200,900
Peter F. Dicks	$23,500	-	$137,900	-	$23,500	-		$184,900
James A. Donahue	-	-	$137,900	-	$59,000	-		$196,900
Ivan T. Frisch	$33,500	-	$137,900	-	$33,500	-		$204,900
Steven J. Bilodeau	$151,714	-	$137,900	-	$35,000	$242,940	(4)	$567,554
Dr. Kenneth Kin	$21,500	-	-	-	$21,500	-		$43,000
Stephen C. McCluski	$25,500	-	-	-	$25,500	-		$51,000
Andrew M. Caggia	$24,875	-	$137,900	-	$14,125	-		$176,900
____________

(1)	The following directors have the following holdings, as of February 28, 2010:

Name	Shares	Phantom Stock Units(a)	Stock Options	Cash Settled SARs
Steven J. Bilodeau	11,726	1,720	3,500	735,500
Andrew M. Caggia	11,179	2,318	3,500	74,000
Timothy P. Craig	-	8,967	44,407	49,000
Peter F. Dicks	50,399	12,910	77,583	59,500
James A. Donahue	-	14,230	44,407	49,000
Ivan T. Frisch	8,568	14,373	55,833	59,500
Dr. Kenneth Kin	-	1,056	-	42,000
Stephen C. McCluski	-	2,362	-	42,000

(a)	Phantom Stock Units are issued pursuant to the Deferred Compensation Plan for Directors.

Director	Grant Date	Options & SARs Granted in FY 2010	Grant Date Fair Value	Total Grant Date Fair Value
Andrew M. Caggia	4/15/2009	3,500	$9.76	$34,160
Andrew M. Caggia	7/15/2009	3,500	$11.42	$39,970
Andrew M. Caggia	10/15/2009	3,500	$8.39	$29,365
Andrew M. Caggia	1/15/2010	3,500	$9.83	$34,405
Steven J. Bilodeau	4/15/2009	3,500	$9.76	$34,160
Steven J. Bilodeau	7/15/2009	3,500	$11.42	$39,970
Steven J. Bilodeau	10/15/2009	3,500	$8.39	$29,365
Steven J. Bilodeau	1/15/2010	3,500	$9.83	$34,405
Ivan T. Frisch	4/15/2009	3,500	$9.76	$34,160
Ivan T. Frisch	7/15/2009	3,500	$11.42	$39,970
Ivan T. Frisch	10/15/2009	3,500	$8.39	$29,365
Ivan T. Frisch	1/15/2010	3,500	$9.83	$34,405
Dr. Kenneth Kin	-	-	-	-
Stephen C. McCluski	-	-	-	-
James A. Donahue	4/15/2009	3,500	$9.76	$34,160
James A. Donahue	7/15/2009	3,500	$11.42	$39,970
James A. Donahue	10/15/2009	3,500	$8.39	$29,365
James A. Donahue	1/15/2010	3,500	$9.83	$34,405
Peter F. Dicks	4/15/2009	3,500	$9.76	$34,160
Peter F. Dicks	7/15/2009	3,500	$11.42	$39,970
Peter F. Dicks	10/15/2009	3,500	$8.39	$29,365
Peter F. Dicks	1/15/2010	3,500	$9.83	$34,405
Timothy P. Craig	4/15/2009	3,500	$9.76	$34,160
Timothy P. Craig	7/15/2009	3,500	$11.42	$39,970
Timothy P. Craig	10/15/2009	3,500	$8.39	$29,365
Timothy P. Craig	1/15/2010	3,500	$9.83	$34,405

		84,000		$827,400
____________

(2)	Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Amounts relate to deferred compensation under the Deferred Compensation Plan for Directors.

(4)
In fiscal year 2010, Mr. Bilodeau received the following payments or benefits under the transition agreement relating to his retirement as CEO for the Company executed in June 2008 (the “Transition Agreement”): $204,389 for SERP benefits, $5,069 for supplemental life insurance, $11,917 in medical insurance, and $16,800 in auto allowances. Mr. Bilodeau also received in fiscal year 2010 $4,764 as a pro-rated payment for his board retainer for the period 2/09 – 3/31/09.

Compensation of Directors. Directors who are not officers of SMSC receive an annual basic retainer of $35,000, committee chairpersons receive an additional annual retainer of $18,000 per committee and committee members receive an additional annual retainer of $8,000 per committee. As Chairman of the Board, pursuant to the Transition Agreement, Mr. Bilodeau will receive monthly payments of $12,000 through July 2011, a monthly car allowance of $1,400, and use of a blackberry, telephone line and computer equipment. If Mr. Bilodeau is removed from the Board, or in the event of his death, in each case prior to July 2011, he shall receive a lump sum equal to the amount of unpaid monthly payments of $12,000 per month he would have otherwise received through July 2011. The Company will also provide health care coverage to Mr. Bilodeau and his family until he and his wife reach age 65 unless he is covered by another employer’s health care policy.

SMSC’s Plan for Deferred Compensation in Common Stock for Outside Directors as amended on May 22, 2009 provides for deferred payment in shares of SMSC common stock, at the election of the Director, of 0, 50 or 100% of such Director’s annual basic retainer and each chairperson or committee retainer to which the Director is entitled. The deferred amount is credited in the form of phantom share units and ultimately payable in shares of stock, if the Director ceases to be a Director for any reason, or upon the occurrence of a change in control of SMSC.

Under SMSC’s 2001 and 2003 Director Stock Option Plans, options to purchase an aggregate of 350,000 shares of SMSC common stock were authorized for grant to Directors who are not employees of SMSC or any subsidiary of SMSC. Pursuant to the plans, each eligible Director, upon initial election, is automatically granted a vesting option to purchase 42,000 shares. Such options become exercisable with respect to one-third of the number of shares granted on each of the first three anniversaries of the date of grant. Each eligible Director incumbent for at least three years is automatically granted, on a quarterly basis, an immediately exercisable option to purchase 3,500 shares. The per share exercise price of each option equals the fair market value of a share of the common stock on the date of grant. In general, options are not transferable. Options expire the earlier of ten years after the grant date, or three years after the holder ceases to be a Director. The 1994 Director Stock Option Plan has been terminated, except with respect to outstanding options.

On October 7, 2005, the Board adopted the 2005 SAR Plan to replace the 2003 Director Stock Option Plan that no longer had sufficient shares available for the grants that are part of the Board’s normal compensation. The 2005 SAR Plan has an initial quantity of 49,000 SAR units, and was established to function in a manner substantially similar to the 2003 Director Stock Option Plan. The 2005 SAR Plan provides that current service grants will be made quarterly in SARs, in lieu of options as provided in the 2003 Director Stock Option Plan; and that each service grant of SARs shall be paid on a fixed date at the end of the fifth fiscal year following the date of grant, and not be exercisable at the option of the Director.

On July 11, 2006, the Board of the Company approved the 2006 Directors Plan. The 2006 Directors Plan provides for 200,000 SARs to be made available for issuance to the Directors of the Company. The SARs are intended to function substantially similar to stock options, but shall be cash-settled exclusively. The 2006 Directors Plan provides for 42,000 SARs to be granted to non-employee Directors at fair market value upon initial election to the Board (“Initial SARs”). The Initial SARs vest in equal one third (1/3) annual increments over three years. The 2006 Directors Plan also provides for each serving Director after his third year of service to receive 3,500 SARs at fair market value on each of July 15, October 15, January 15 and April 15 (“Current SARs”). Each grant of Current SARs vests one year after the grant date. The amount and timing of Initial and Current SAR grants under the 2006 Directors Plan are consistent with the 2005 SARs Plan. Directors will not receive duplicative SAR grants under the 2006 Directors Plan and the 2005 SAR Plan. The term of the SARs grants are ten years. On April 9, 2008 the Board of Directors amended the 2006 Directors Plan to add an additional 200,000 SARs for a total of 400,000 SARs as the capacity of the 2006 Directors Plan was being exhausted. On May 22, 2009 the Board amended the 2006 Directors Plan to provide that Directors elected or appointed after June 1, 2009 would receive 28,000 Initial SARs vesting in equal one half increments over two years, and quarterly grants of 3,500 Current SARs after they completed their first year of service.

In November 2009 the Compensation Committee determined to cease issuing SARs to directors and instead authorized the grant of quarterly stock options under the 2009 LTIP on the same terms and conditions as the SARs that were being granted pursuant to the 2006 Directors Plan.

Only non-employee Directors are eligible to receive awards under Director compensation plans.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding our equity compensation plans in effect as of February 28, 2010. The inducement options granted did not require shareholder approval.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,088,877	$18.88	1,383,984	(2)
Equity compensation plans not approved by security holders — Inducement Options(1)	2,391,571	$23.87	0
Total(3)	3,480,448	$22.31	1,383,984

(1)
SMSC has cumulatively entered into stock option agreements with various new employees, and has granted 3,340,443 shares (net of cancellations) from the 2002, 2003, 2004, and 2005 Inducement Stock Option Plans that have not been approved by shareholders. Of the total amount granted, 2,391,571 shares are outstanding as of February 28, 2010. Such options are non-qualified, and are generally exercisable in annual increments of 20% or 25% over a 5-year or 4-year period, and will expire on the tenth anniversary of the respective grant dates. Exercise prices for these options range from $13.96 to $36.13. SARs are not included in this table as they can only be settled in cash.

(2)	Can issue 922,656 shares as restricted stock awards or restricted stock unit awards.

(3)	The following plans have been approved by the shareholders of the Company:

1993 Stock Option Plan for Officers and Key Employees
1994 Stock Option Plan for Officers and Key Employees
1996 Stock Option Plan for Officers and Key Employees
1998 Stock Option Plan for Officers and Key Employees
1999 Stock Option Plan for Officers and Key Employees
2000 Stock Option Plan for Officers and Key Employees
2001 Stock Option and Restricted Stock Plan for Officers and Key Employees
2003 Stock Option and Restricted Stock Plan for Officers and Key Employees
1994 Director Stock Option Plan
2001 Director Stock Option Plan
2003 Director Stock Option Plan
2009 Long Term Incentive Plan

The following plans have not been approved by the shareholders of the Company:

2002 Inducement Stock Option Plan
2003 Inducement Stock Option Plan
2004 Inducement Stock Option Plan
2005 Inducement Stock Option and Restricted Stock Plan

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

During fiscal year 2010 the Company purchased approximately $1.2 million of test equipment, services and supplies in the ordinary course of its business from Delta Design, Inc., (“Delta”) and Rasco GmbH (“Rasco”), both wholly owned subsidiaries of Cohu, Inc. (“Cohu”) of which our Director, James A. Donahue, is President and Chief Executive Officer. Rasco was purchased by Cohu during fiscal year 2009. In fiscal year 2009, the Company purchased approximately $820,000 of test equipment, services and supplies in the ordinary course of its business from Delta and Rasco. Mr. Donahue is also the President and Chief Executive Officer of Delta.

In April 2010, an independent body of the Board reconfirmed its approval of these purchases for fiscal year 2010, pursuant to the procedures regarding related transactions set forth below.

Review, Approval or Ratification of Transactions With Related Persons

The Audit Committee or another independent body of the Board of Directors review[s] for approval or ratification all transactions required to be reported under the SEC’s rules regarding transactions with related persons according to written procedures adopted by the Board in May 2007. In reviewing such a transaction, these procedures require the Audit Committee or another independent body of the Board to evaluate the transaction in light of factors including:

—	the benefits of the transaction to the Company;
—	the material terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;
—	the direct or indirect nature of the related person’s interest in the transaction;
—	the size and expected term of the transaction;
—	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards; and
—	whether the transaction is expected to occur on an ongoing basis as part of the Company’s ordinary course of business.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that SMSC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of our Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based on the review and discussions, the Compensation Committee recommended that the Board of Directors include the “Compensation Discussion and Analysis” section in this Proxy Statement.

COMPENSATION COMMITTEE

Timothy P. Craig, Chairman
Peter F. Dicks
Ivan T. Frisch

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks or issues of insider participation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PwC to continue as the independent registered public accounting firm for SMSC for the fiscal year ending February 28, 2011. Representatives of PwC are expected to be present at the annual meeting, with the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Fees

The fees billed by PwC for professional services rendered for the fiscal years ended February 28, 2010 and February 28, 2009 are reflected in the following table (in thousands):

	2010	2009
Audit Fees	$1,134	$1,396
Tax Fees	$403	$36
Total Fees	$1,537	$1,432

Audit Fees

The audit fees were for professional services rendered for the audit of SMSC’s annual consolidated financial statements and internal controls in accordance with regulatory requirements under the Sarbanes-Oxley Act, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Tax Fees

The tax fees were for professional services for federal, state and international tax compliance, tax advice and tax planning.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PwC.

Pre-Approval Policies and Procedures

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. In each of fiscal years 2010 and 2009, all Audit Fees and Tax Fees were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended February 28, 2010. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.

Management represented to the Audit Committee that SMSC’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and that SMSC’s internal control over financial reporting was effective as of February 28, 2010.

The Audit Committee reviewed and discussed SMSC’s financial statements and system of internal controls for the fiscal year ended February 28, 2010 with management and with PricewaterhouseCoopers LLP, SMSC’s independent registered public accounting firm for fiscal 2010. The Audit Committee also discussed and reviewed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended. This review included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of SMSC’s accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526, “Independence Discussion with Audit Committees”, and has discussed with PricewaterhouseCoopers LLP their independence, including the compatibility of non-audit services with PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in SMSC’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010 for filing with the SEC.

The Audit Committee:

Messrs. James A. Donahue, Chairman, Stephen C. McCluski and Andrew M. Caggia

By order of the Board of Directors,

/s/ Walter Siegel
Walter Siegel,
Senior Vice President, General Counsel & Secretary

Dated: June 14, 2010

Exhibit A

2010 EMPLOYEE STOCK PURCHASE PLAN

1)	Purpose.

The purpose of this Standard Microsystems Corporation (“SMSC” or the “Company”) 2010 Employee Stock Purchase Plan (the “Plan”) is to provide designated employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions prices. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code.

2)	Definitions.

a)
“Affiliate” shall mean any parent corporation or subsidiary corporation at the time of granting of an option, whether now or hereafter existing, as those terms are defined in Section 424 of the Code and the regulations thereunder.

b)	“Board” shall mean the Board of Directors of the Company.

c)	“Committee” shall mean the Compensation Committee of the Board, or the Board or such other persons as the Board or the Committee may appoint from time to time.

d)	“Common Stock” shall mean the common stock of SMSC.

e)	“Company” shall mean SMSC., a Delaware corporation, and any Designated Subsidiary(ies) of SMSC.

f)
“Compensation” shall mean an Eligible Employee's regular salary as determined in accordance with SMSC's payroll records, excluding any bonuses, commissions, taxable or non-taxable fringe benefits, car or other allowances, and any other forms of compensation.

g)
“Contribution Period” shall mean a six-month period commencing on or about October 1 and April 1 of each year (or such other period as the Committee may determine in its discretion), provided that the Committee shall have the power to change the timing and duration of any Contribution Period, and/or the frequency of Contribution Periods, with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the Grant Date of any Contribution Period to be affected thereby.

h)	“Custodian” shall mean the custodian(s) appointed by the Committee pursuant to Section 3 hereof.

i)	“Designated Subsidiary” shall mean any Subsidiary that the Board may designate from time to time in its sole discretion as being eligible to have its employees participate in the Plan.

j)
“Employee” shall mean any person who is an Employee of the Company for tax purposes and who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries and is not an executive officer of the Company under the federal securities laws.

k)	“Exercise Date” shall mean the last Trading Day of each Contribution Period.

l)
“Fair Market Value” shall mean, the value of a Share on a given date, determined based on the closing price for a Share on such date, as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or, if the Shares are not traded on the on such date, the exchange on which the Shares are listed (“Exchange”), or if the Exchange is not open for trading on such date, on the nearest preceding date on which the Exchange is open for trading, or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation (“NASDAQ”) System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. The Fair Market Value of a share of Common Stock as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Common Stock regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the Common Stock is traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Committee in good faith to reflect the fair market value of a share of Common Stock.

m)	“Grant Date” shall mean the first Trading Day of each Contribution Period.

n)
“Law” shall mean all provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933 (as amended), the Securities Exchange Act of 1934 (as amended) and the Code, in each case together with the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed.

o)	“Participant” shall mean an individual who becomes a participant in the Plan pursuant to Section 5 hereof.

p)	“Purchase Price” shall mean an amount equal to eighty five percent (85%) of the Fair Market Value of a share of Common Stock on either the Grant Date or the Exercise Date, whichever is less.

q)
“Subsidiary” shall mean a corporation, domestic or foreign, of which the Company or a Subsidiary owns stock possessing at least fifty percent (50%) of the combined voting power of all classes of stock, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

r)	“Trading Day ” shall mean any day on which the Exchange is open for trading.

3)	Administration.

a)
The Committee acting in its absolute discretion shall have the power to interpret this Plan and to take, or authorize one or more of its members or one or more of the Company’s executive officers to take, such actions in the administration and operation of the Plan as are expressly called for in the Plan or as the Committee deems equitable under the circumstances, which actions shall to the fullest extent permitted by law be final and binding on all parties.

b)
The Committee may from time to time appoint one or more Custodians for the Plan to (i) hold all shares of Common Stock purchased under the Plan, (ii) maintain a separate account in the name of each Participant (such Participant’s “Participant Account”), to which payroll deductions made for such Participant pursuant to Section 6 hereof and Common Stock purchased on such Participant’s behalf pursuant to Section 8 hereof shall be credited, (iii) provide Participants, at least annually, with statements of their respective Participant Accounts and (iv) perform such other functions as the Committee shall specify.

c)
No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost, expense (including reasonable attorneys’ fees) or liability arising out of any action, omission or determination relating to the Plan, unless, in any such case, such action, omission or determination was taken or made by such Committee member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

4)	Eligibility.

a)	Employees eligible to participate in the Plan with respect to any Contribution Period (“Eligible Employees”) shall be limited to: (1) any individual who is an Employee of SMSC for tax purposes with respect to such Contribution Period, and (2) any individual who is an Employee of a Designated Subsidiary for tax purposes with respect to such Contribution Period. If any individual who the Company deems to be ineligible to participate in the Plan because such individual is classified by the Company as an independent contractor with respect to the Company or a Designated Subsidiary shall, prior to a given Grant Date, be reclassified by the Company or Designated Subsidiary as an employee of the Company or Designated Subsidiary for tax purposes, then as of such Grant Date such individual shall be eligible to participate in the Plan subject to Section 4(a) hereof.

b)
For purposes of Section 4(a), the employment relationship between the Company or a Designated Subsidiary and an employee shall be treated as continuing intact while the employee is on sick leave or other leave of absence approved by the Company or Designated Subsidiary if either (i) the period of such leave does not exceed three (3) months or (ii) the employee’s right to reemployment is guaranteed either by statute or by contract. If an employee’s leave of absence exceeds three (3) months in duration and he or she has no right to reemployment that is guaranteed either by statute or by contract, the employment relationship between the Company or Designated Subsidiary and such individual shall be deemed to be terminated for purposes of Section 4(a) (and thus the individual shall be ineligible to participate in the Plan) as of the first day following the expiration of such three-month period.

5)	Participation.

a)
An Eligible Employee may become a Participant only after he or she has completed six (6) consecutive months of employment, by completing and submitting a subscription agreement in such form and manner as the Committee may prescribe (a “Subscription Agreement”) authorizing the Company to make payroll deductions as provided herein.

b)
Each Subscription Agreement completed and submitted by a Participant pursuant to Section 5(a), 6(d) or 11(b) hereof shall remain in effect for successive Contribution Periods, and payroll deductions authorized thereby shall continue to be made, until either the Participant duly completes and submits a new Subscription Agreement or the Participant’s participation is terminated as provided in Section 10, 11 or 13 hereof.

6)	Payroll Deductions.

a)
In his or her Subscription Agreement, each Participant shall elect to have post tax payroll deductions made (subject to Section 6(b) hereof) on each pay day during the Contribution Period in an amount, designated in whole percentages, not exceeding One Hundred percent (100%) of the Compensation which he or she receives on each such pay day, up to a maximum of Twenty Five Thousand Dollars ($25,000.00) in any calendar year (or, if Section 423(b)(8) of the code is hereafter amended, such other maximum dollar value of Common Stock as may be specified therein.)

b)
Payroll deductions for each Participant shall commence on the first payroll following the applicable Grant Date and shall be made as specified by the Participant in his or her Subscription Agreement then in effect, provided that the amount deducted from any Participant’s Compensation in any calendar year shall not exceed the amount equal to eighty five percent (85%) of the maximum dollar value of Common Stock which the Participant is permitted to purchase in such calendar year under Section 423 of the Code, and provided further that the Company may reduce a Participant’s payroll deductions to zero percent (0%) at any time during an Contribution Period in order to prevent the amount deducted from the Participant’s Compensation from exceeding (i) the maximum amount that may be deducted pursuant to this Section 6(b) or (ii) the amount that may be used to purchase stock on the Participant’s behalf on the Exercise Date of such Contribution Period pursuant to Section 7(b) hereof and Section 423 of the Code. Unless earlier terminated pursuant to Section 10, 11 or 13 hereof, payroll deductions shall recommence at the rate provided in such Participant’s Subscription Agreement then in effect at the beginning of the first Contribution Period with respect to which the Company determines that a decrease in payroll deductions pursuant to this Section 6(b) is no longer required.

c)
All payroll deductions made for a Participant under the Plan shall be credited to his or her Participant Account. No interest shall accrue on the amounts credited to a Participant’s Participant Account under the Plan. A Participant may not make or arrange to be made any additional payments into his or her Participant Account.

d)
A Participant may elect to decrease the rate of his or her payroll deductions on one occasion only during the Contribution Period by completing and submitting a new Subscription Agreement authorizing a change in payroll deduction rate. Any change in payroll deduction rate requested by a Participant shall take effect as soon as administratively practicable after the Company’s receipt of the Participant’s new Subscription Agreement (unless the Company in its discretion elects to process a particular request more quickly) and shall remain in effect in accordance with Section 5(b) hereof.

7)	Grant of Options

a)
Subject to Section 7(b), and subject to adjustment pursuant to Section 16, on the Grant Date of each Contribution Period, each Participant shall be granted an option to purchase at the applicable Purchase Price on the Exercise Date of such Contribution Period the number of shares of Common Stock determined by dividing (i) the amount credited to such Participant’s Participant Account pursuant to Section 6 hereof as of the Exercise Date by (ii) the applicable Purchase Price for such option.

b)
Notwithstanding the foregoing, the maximum number of shares of Common Stock that may be purchased pursuant to any option shall be fifteen hundred (1,500) shares, or the number permitted under Section 7(c) hereof and Section 423 of the Code.

c)	Notwithstanding any other provision of the Plan to the contrary, no individual shall be granted any option under to the Plan to the extent that, immediately after the grant:

i)
Such individual (or any other person whose stock would be attributed to such individual pursuant to Section 424(d) of the Code) would own capital stock of the Company or an Affiliate, or hold outstanding options to purchase such stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Affiliate or

ii)
Such individual’s rights to purchase stock under the Plan and any other plans of the Company and its Affiliates which constitute “employee stock purchase plans” within the meaning of Section 423 of the Code would accrue at a rate which exceeds Twenty-Five Thousand dollars ($25,000) worth of shares (or, if Section 423(b)(8) of the Code is hereafter amended, such other maximum dollar value of Common Stock as may be specified therein), determined at the Fair Market Value of the shares on the date the option to purchase such shares is granted, for each calendar year in which such option is outstanding at any time.

8)	Exercise of Option.

a)
Unless a Participant’s participation in the Plan is terminated as provided in Section 10, 11 or 13 hereof, his or her option shall be automatically exercised on the Exercise Date of the Contribution Period in which such option was granted. Upon exercise, the monies accumulated in the Participant’s Participant Account as of the Exercise Date shall be applied to purchase for Participant at the applicable Purchase Price the maximum number of whole shares subject to such option (as determined pursuant to Section 7 hereof). No fractional shares of Common Stock shall be purchased under the Plan. Shares purchased on a Participant’s behalf pursuant to this Section 8(a) shall be registered either in the name of the Participant or in the name of the Participant and his or her spouse, as specified by the Participant in his or her Subscription Agreement then in effect.

b)
As soon as practicable following the Exercise Date on which a Participant’s option is exercised, the shares of Common Stock purchased on such Participant’s behalf pursuant to such exercise shall be credited to his or her Participant Account. Any payroll deductions remaining in a Participant’s Participant Account following the Exercise Date which were insufficient to purchase a whole share of Common Stock shall be held in the Participant Account and, unless the Participant’s participation in the Plan is terminated as provided in Section 10, 11 or 13 hereof, shall be applied to purchase shares of Common Stock on the Participant’s behalf on the following Exercise Date, provided that the Committee may determine to distribute to a Participant any payroll deductions remaining in the Participant’s Participant Account following any Exercise Date which were not used to purchase shares on such Exercise Date.

c)	During a Participant’s lifetime, any options granted to a Participant under the Plan shall be exercisable only by such Participant.

d)
At the time the option is exercised, or at the time some or all of the Common Stock purchased under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state or other tax withholding obligations, if any, which arise upon such exercise or disposition. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary to satisfy any applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

9)	Rights as a Stockholder.

a)
Prior to the Exercise Date on which shares of Common Stock are purchased on behalf of a Participant under the Plan, such Participant shall not have any rights as a stockholder of the Company with respect to such shares.

b)
From and after the Exercise Date on which shares of Common Stock are purchased on behalf of a Participant under the Plan, such Participant (or, in the case of the Participant’s death, the person(s) entitled thereto under Section 12) shall have all of the rights and privileges of a stockholder of the Company with respect to such shares, provided that shares held in a Participant’s Participant Account must remain in the Participant Account until such time as the Participant (or, in the case of the Participant’s death, the person(s) entitled to do so under Section 12) directs the sale of such shares in accordance with this Section 9(b). Subject to the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and subject to applicable Law, a Participant (or, in the case of the Participant’s death, the person(s) entitled thereto under Section 12) shall be entitled at any time, upon the payment of a customary brokerage fee, to direct the Custodian to sell all or any portion of the shares then held in such Participant Account. Shares held in a Participant’s Participant Account shall be sold in the order in which they were purchased on such Participant’s behalf under the Plan.

c)
An employee may elect to take delivery of shares of common stock which are in his or her account at any time, and may sell such shares subject only to compliance with any applicable federal or state securities laws. The employee will have all ownership rights with respect to shares credited to his or her brokerage account, including the right to direct the vote of such shares. Dividends will be reinvested.

10)	Withdrawal.

a)
During any Contribution Period, a Participant may withdraw all, but not less than all, of the monies credited to his or her Participant Account under the Plan by giving written notice to the Company, in such form and manner as the Committee may prescribe, prior to the Exercise Date of such Contribution Period.

b)
As soon as reasonably practicable after the Company receives notice of a Participant’s withdrawal from any Contribution Period, (i) the Company shall cause to be distributed to such Participant any monies credited to his or her Participant Account, (ii) such Participant’s option for the Contribution Period during which such Participant withdraws shall be automatically terminated and (iii) no further payroll deductions for such Participant shall be made under the Plan for the remainder of such Contribution Period. Any shares of Common Stock held in the Participant’s Participant Account as of the date of his or her withdrawal shall remain in the Participant Account in accordance with Section 9(b).

c)
If a Participant withdraws from a Contribution Period, payroll deductions shall not resume at the beginning of the succeeding Contribution Period unless the Participant completes and submits a new Subscription Agreement.

d)
A Participant’s withdrawal from a Contribution Period shall not in any way affect his or her eligibility to participate in the Plan during any Contribution Periods that commence after the expiration of the Contribution Period from which the Participant withdraws or in any similar plan that the Company may hereafter adopt.

11)	Termination of Employment.

Upon termination of a Participant’s employment for any reason, such Participant shall be deemed to have elected to withdraw from the Plan and the provisions of Section 10(b) hereof shall apply. In the case of termination due to a Participant’s death, the distribution described in Section 10(b)(i) shall be made to the person(s) entitled thereto under Section 12.

12)	Designation of Beneficiary.

a)
In his or her Subscription Agreement, a Participant may designate a beneficiary or beneficiaries who, in the event of such Participant’s death, shall be entitled to (i) receive any monies credited to the Participant’s Participant Account and not yet applied to purchase shares of Common Stock under the Plan as of the date of the Participant’s death and/or (ii) have transferred into his or her name the Participant’s Participant Account and any shares of Common Stock held therein as of the date of the Participant’s death, which shares shall remain in the Participant Account in accordance with Section 9(b).

b)	A Participant may change his or her designated beneficiary(ies) at any time by completing and submitting a new Subscription Agreement indicating such change.

c)	If a Participant is married and any designated beneficiary is not the Participant’s spouse, the consent of the Participant’s spouse shall be required for such designation to be effective.

d)
In the event of the death of a Participant who has not validly designated a beneficiary under the Plan, or whose designated beneficiary predeceases the Participant, the rights and entitlements described in Section 12(a) shall pass to the executor or administrator of the Participant’s estate, or if to the knowledge of the Company no such executor or administrator has been appointed, to the Participant’s spouse or to any one or more dependents or relatives of the Participant as determined by the Company in its discretion, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13)	Transferability.

Neither payroll deductions credited to a Participant’s Participant Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, under the laws of descent and distribution, or as provided in Section 12 hereof) by the Participant. Any attempt to make any such assignment, transfer, pledge or other disposition shall be without effect, except that the Company in its discretion may treat such act as an election to withdraw from the Plan, in which case the provisions of Section 10(b) hereof shall apply.

14)	Use of Funds.

Each Participant shall be a general unsecured creditor of the Company with respect to any amounts deducted from such Participant’s Compensation under the Plan during the period prior to the Exercise Date on which such amounts are applied to the purchase of Common Stock for the Participant. The Company shall not be obligated to segregate from other assets of the Company any funds accumulated through payroll deductions made for Participants under the Plan, and may use such funds for any corporate purpose.

15)	Common Stock Reserved for the Plan.

a)
Subject to adjustment pursuant to Section 16 hereof, the maximum number of shares of the Common Stock that shall be available for purchase under the Plan shall be One Million, One Hundred Thousand (1,100,000) shares.

b)
If the number of shares to be purchased pursuant to outstanding options on any Exercise Date exceeds the number of shares then available to be purchased under the Plan, the Committee shall (i) allocate the shares available to be purchased under the Plan among Participants in as uniform and equitable a manner as the Committee in its discretion shall determine to be practicable and (ii) return to Participants any monies remaining in such Participants’ respective Participant Accounts after such Exercise Date.

16)	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

a)
Changes in Capitalization. Subject to any action required by law to be taken by the stockholders of SMSC, in the event of any increase or decrease in the number of shares of Common Stock effected without receipt of consideration by SMSC (including, without limitation, changes resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock) the maximum number or class(es) of shares that may be purchased under the Plan and under any options outstanding under the Plan shall be proportionately adjusted; provided, however, that conversion of any convertible securities of SMSC shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

b)
Merger, Asset Sale, Dissolution or Liquidation. In the event of a proposed sale of all or substantially all of the assets of SMSC, or the proposed merger of SMSC with or into another corporation, arrangements shall be made for each outstanding option to be assumed or an equivalent option substituted by the successor corporation or an Affiliate of the successor corporation. In the event that such a successor corporation refuses to assume or substitute for the options, or in the event of the proposed dissolution or liquidation of SMSC, in each case unless provided otherwise by the Committee, the Contribution Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), which shall be before the date of the proposed merger, asset sale, dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date unless prior to such date the Participant has withdrawn from the Contribution Period pursuant to Section 10, 11 or 13 hereof.

17)	Amendment or Termination.

a)
The Committee may at any time and for any reason terminate or amend the Plan in any manner permitted by applicable Law, provided that, except as otherwise provided herein, no amendment shall make any change to any outstanding option that adversely affects the rights of any Participant. To the extent required by applicable Law, SMSC shall obtain stockholder approval of changes to the Plan in such a manner and to such a degree as so required.

b)
In the event the Plan is terminated by the Committee, payroll deductions accumulated in a Participant’s Participant Account and not yet applied to purchase shares of Common Stock as of the date of termination shall be paid to such Participant. Any shares of Common Stock held in the Participant’s Participant Account as of the date of such termination shall remain in the Participant Account in accordance with Section 9(b).

c)
Without stockholder consent and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Committee shall be entitled to terminate the Plan at any time, change the Contribution Periods, limit the frequency and/or number of changes to payroll deductions that Participants may make during an Contribution Period, establish the exchange ratio applicable to amounts deducted from the payroll in a currency other than U.S. dollars (if applicable), permit payroll deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed payroll deduction elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts deducted from the Participant’s Compensation, and establish such other limitations or procedures as the Committee in its sole discretion determines to be advisable and consistent with the Plan.

18)	Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

19)	Conditions Upon Issuance of Shares.

Shares shall not be issued with respect to any option unless:

a)	The Plan is approved by SMSC’s stockholders prior to the date such option will be exercised,

b)
The exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable Law and, if required by the Company in its discretion, shall be approved by counsel for the Company with respect to such compliance, and

c)
If required or desirable in the opinion of counsel for the Company in order to ensure compliance with applicable Law, the Participant has represented and warranted at the time such option is being exercised that (i) such shares are being purchased only for investment and without any present intention to sell or distribute such shares and/or (ii) any disposition of such shares will be made in accordance with the Company’s policies then in effect (including without limitation its policies regarding insider trading and trading windows then in effect) and applicable Law.

20)	Government and Other Regulations.

The Plan and the purchase of Common Stock hereunder shall be subject to (a) all applicable Law and (b) all rules and regulations promulgated by the Committee regarding the Plan and purchases and sales of Common Stock hereunder.

21)	Risk of Participants.

Each Participant assumes all risks associated with any decrease in the value of any securities in the Participant’s Participant Account and agrees that his or her Participant Account will be the sole source of payments under the Plan and that the Company will not be responsible for the payment of any benefits under the Plan. The establishment and operation of this Plan by the Company does not constitute a recommendation that any person purchase Common Stock or any other securities. The Common Stock available for purchase under the Plan may or may not be a suitable investment for Eligible Employees, and each Eligible Employee should therefore make an independent investigation into the merits of each investment. Each Participant, by becoming a Participant, agrees that the Participant is in no way relying on the Company or the Custodian for information or advice concerning the Participant’s investment decisions and that the Company and the Custodian are under no obligation to inform the Participant of any information which the Company or the Custodian may possess at any time which is or may be material to the investment decision of the Participant.

22)	Tax Effects.

Each Participant, by completing a Subscription Agreement, acknowledges that the Participant is not relying on advice by any person associated with the Company that favorable tax effects will result from participation in the Plan and that the Participant has been given sufficient opportunity to consult with the Participant’s own tax advisors concerning participation in the Plan.

23)	Term of Plan.

Upon approval of the Plan by SMSC’s stockholders, the Plan shall be deemed to have become effective upon the date of its adoption by the Board and, unless earlier terminated under Section 17 hereof, shall continue in effect until the earlier of a) the date on which no Common Stock remains reserved for issuance under the Plan and b) the tenth (10th) anniversary of the date the Plan became effective pursuant to this Section 23. In the event the Plan is not approved by SMSC’s stockholders, it shall be of no force and effect and each Participant shall be treated as though he or she withdrew from the Plan in accordance with Section 10 hereof.

24)	No Employment Rights

The establishment and operation of the Plan shall not confer any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant under the Plan.

25)	Severability of Provisions

If any provisions of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

26)	Construction.

The headings and captions herein are provided for reference and convenience only, and shall not be considered part of the Plan or employed in the construction of the Plan.

STANDARD MICROSYSTEMS CORPORATION C/O AMERICAN STOCK TRANSFER 6201 15TH AVE. BROOKLYN, NY 11219
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until July 27, 2010 at 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Standard Microsystems Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until July 27, 2010 at 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Standard Microsystems Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU ARE VOTING BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M25723-P98137	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

STANDARD MICROSYSTEMS CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote "FOR" proposals 1, 2, 3, 4, 5 and 6.
Vote on Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS Nominees:

01) Timothy P. Craig 02) Ivan T. Frisch 03) Dr. Kenneth Kin

								For	Against	Abstain

2.	To approve the 2010 Employee Stock Purchase Plan.							☐	☐	☐

3.	To approve a program for selected employees of the company other than executive officers to exchange their stock appreciation rights for restricted stock units.							☐	☐	☐

4.	To approve a program for executive officers and directors of the company to exchange their stock appreciation rights for restricted stock units.							☐	☐	☐

5.
To amend the Standard Microsystems Corporation 2009 Long Term Incentive Plan to increase the number of authorized shares by up to 3,000,000 shares solely for use in connection with the programs to exchange stock appreciation rights for restricted stock units being submitted for stockholder approval at this Annual Meeting.
								☐	☐	☐

6.	Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for the fiscal year 2011.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M25724-P98137

STANDARD MICROSYSTEMS CORPORATION

PROXY - Annual Meeting of Stockholders - July 28, 2010 10:00 AM

CHRISTINE KING and WALTER SIEGEL, and each of them, each with full power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at the meeting, or, if only one shall be present and acting, then that one, all of the shares of Standard Microsystems Corporation that the undersigned would be entitled, if personally present, to vote at the 2010 annual meeting of stockholders, and at any postponement or adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side hereof and in the notice of annual meeting.

Please date and sign this proxy on the REVERSE SIDE, and mail it in the enclosed envelope, which requires no postage if mailed in the United States.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE PROPERLY MARKED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4, 5 AND 6 AS RECOMMENDED BY THE BOARD OF DIRECTORS.

(Continued, and to be dated and signed on other side)

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on July 28, 2010.

Meeting Information
STANDARD MICROSYSTEMS	Meeting Type:		Annual
CORPORATION	For holders as of:		June 1, 2010
	Date:	July 28, 2010	Time: 10:00 a.m. EDT
	Location:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza, 39th Floor
New York, NY 10006

STANDARD MICROSYSTEMS CORPORATION C/O AMERICAN STOCK TRANSFER 6201 15TH AVE. BROOKLYN, NY 11219
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M25737-P98137

- Before You Vote - How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT	ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
	1) BY INTERNET:	www.proxyvote.com
	2) BY TELEPHONE:	1-800-579-1639
	3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before July 14, 2010 to facilitate timely delivery.

- How To Vote - Please Choose One of the Following Voting Methods
Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M25737-P98137

Voting Items
The Board of Directors recommends a vote "FOR" proposals 1, 2, 3, 4, 5 and 6.
1.	ELECTION OF DIRECTORS Nominees:

01)	Timothy P. Craig
02)	Ivan T. Frisch
03)	Dr. Kenneth Kin

2.	To approve the 2010 Employee Stock Purchase Plan.

3.	To approve a program for selected employees of the company other than executive officers to exchange their stock appreciation rights for restricted stock units.

4.	To approve a program for executive officers and directors of the company to exchange their stock appreciation rights for restricted stock units.

5.
To amend the Standard Microsystems Corporation 2009 Long Term Incentive Plan to increase the number of authorized shares by up to 3,000,000 shares solely for use in connection with the programs to exchange stock appreciation rights for restricted stock units being submitted for stockholder approval at this Annual Meeting.

6.	Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for the fiscal year 2011.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

M25737-P98137

M25737-P98137